Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

THE YORK GROUP, INC.,

MIDNIGHT ACQUISITION CORPORATION,

MILSO INDUSTRIES, INC.,

MILSO INDUSTRIES, LLC,

SBC HOLDING CORPORATION,

THE SHAREHOLDERS IDENTIFIED HEREIN AND

MATTHEWS INTERNATIONAL CORPORATION

MAY 28, 2005

ARTICLE ICERTAIN DEFINITIONS1

1.1Accounts Receivable1

1.2Accrued Expenses1

1.3Adjustment Target Date1

1.4Affiliate1

1.5Agreement2

1.6Ancillary Agreements2

1.7Applicable Laws2

1.8Assignment and Assumption Agreement2

1.9Assumed Contracts2

1.10Assumed Liabilities2

1.11Assumed Real Property Leases2

1.12Balance Sheet2

1.13Balance Sheet Date2

1.14Base Cash Consideration2

1.15Base Operating Profit2

1.16Bill of Sale2

1.17Books and Records2

1.18Buyer Damages2

1.19Buyer Indemnitees2

1.20Business2

1.21Business Day2

1.22Buyer2

1.23CERCLA2

1.24Closing2

1.25Closing Balance Sheet2

1.26Closing Date3

1.27Closing Date Cash Consideration3

1.28Closing Inventory3

1.29Closing Working Capital3

1.30Code3

1.31Confidential Information3

1.32Confidentiality Agreement3

1.33Consideration3

1.34Contingent Consideration Payment3

1.35Contract3

1.36Employees3

1.37Employment Agreements3

1.38Encumbrance3

1.39Environment3

1.40Environmental Laws3

1.41Environmental Liabilities and Costs4

1.42Environmental Permits4

1.43ERISA4

1.44ERISA Plans4

1.45Escrow Agent4

1.46Escrow Agreement4

1.47Escrow Amount4

1.48Escrow Fund4

1.49Excluded Assets4

1.50Excluded Liabilities4

1.51GAAP4

1.52Governmental Authority4

1.53Hazardous Substances4

1.54HSR Act5

1.55Indemnified Party5

1.56Indemnifying Party5

1.57Indemnity Period5

1.58Independent Accounting Firm5

1.59Inventory5

1.60Key Employees5

1.61Knowledge or to the knowledge of Sellers5

1.62Lease5

1.63Lease Consent5

1.64Leased Property5

1.65Losses5

1.66Machinery and Equipment5

1.67Material Adverse Effect5

1.68Matthews5

1.69Operating Profit6

1.70Other Leases6

1.71Party6

1.72Payables6

1.73Pension Plan6

1.74Permits6

1.75Permitted Encumbrances6

1.76Person7

1.77Plans7

1.78Prepaid Expenses7

1.79Products7

1.80Proprietary Rights7

1.81Purchased Assets7

1.82Real Property7

1.83Real Property Leases7

1.84Release7

1.85Remedial Action7

1.86Seller and Sellers7

1.87Security Deposits7

1.88Seller Damages7

1.89Seller Indemnitees8

1.90Shareholder8

1.91Subsidiary8

1.92Supply Letter Agreement8

1.93Tax Returns8

1.94Taxes8

1.95Working Capital Calculation8

ARTICLE IITRANSFER OF ASSETS AND PROPERTIES; CLOSING8

2.1Purchased Assets8

2.3Equitable Assignment11

2.4Closing11

ARTICLE IIIPURCHASE PRICE12

3.1Purchase Price12

3.2Allocation of Purchase Price13

3.3Transfer Taxes13

3.4Proration of Taxes and Certain Charges13

3.5Escrow Agreement14

3.6Adjustment to Seller’s Consideration15

ARTICLE IVASSUMPTION OF LIABILITIES; EMPLOYEE MATTERS16

4.1General Limitation on Assumption of Liabilities16

4.2Assumed Liabilities and Obligations17

4.3Offers of Employment17

4.4Other Employee Benefits18

4.5Employment Taxes19

ARTICLE VCLOSING19

5.1Deliveries by Sellers19

5.2Deliveries by Buyer20

5.3Escrow Fund Delivery20

5.4Delivery of Possession20

ARTICLE VIREPRESENTATIONS AND WARRANTIES OF SELLERS AND THE SHAREHOLDERS20

6.1Organization, Good Standing and Power20

6.2Authorization of Agreement and Enforceability21

6.3No Violation; Consents21

6.4Financial Statements21

6.5Accounts Receivable21

6.6Inventory22

6.7Absence of Certain Changes or Events22

6.8Title to Properties; Absence of Liens and Encumbrances22

6.9Proprietary Rights23

6.10Contracts and Commitments23

6.11Permits, Licenses24

6.12Compliance with Laws24

6.13Legal Proceedings24

6.14Absence of Undisclosed Liabilities25

6.15Books and Records25

6.16Employees25

6.17Labor Matters, etc25

6.18Employee Benefit Plans and Related Matters25

6.19No Finder26

6.20Interest in Business27

6.21Condition of Assets27

6.22Affiliate Transactions; Loans27

6.23Environmental Matters27

6.24Sufficiency of Assets28

6.25Territorial Restrictions28

6.26Leased Property28

6.27Suppliers; Raw Materials28

6.28Customers29

6.29Product Warranties29

6.30Absence of Certain Business Practices29

6.31Taxes29

6.32Thomas Pontone30

ARTICLE VIIREPRESENTATIONS AND WARRANTIES OF BUYER30

7.1Organization, Good Standing, Power30

7.2Authorization of Agreement and Enforceability30

7.3No Violations; Consents30

7.4Legal Proceedings30

7.5Availability of Funds31

7.6No Finder31

ARTICLE VIIICOVENANTS OF SELLERS PRIOR TO CLOSING DATE31

8.1Required Actions31

8.2Prohibited Actions33

8.3No Merger, Etc.34

8.4TP Settlement Documents.34

ARTICLE IXCOVENANTS OF BUYER PRIOR TO CLOSING DATE34

9.1Required Actions34

9.2Investigation35

9.3Approvals, Consents35

9.4Access to Information35

ARTICLE XCONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER35

10.1Accuracy of Representations and Warranties35

10.2Performance of Agreement36

10.3Sellers’ Certificates36

10.4Secretary’s Certificates36

10.5Injunction36

10.6Actions and Proceedings36

10.7HSR Act Waiting Period36

ARTICLE XICONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS36

11.1Accuracy of Representations and Warranties36

11.2Performance of Agreement36

11.3Buyer’s Certificate36

11.4Secretary’s Certificate36

11.5Injunction37

11.6Actions or Proceedings37

11.7HSR Act Waiting Period37

ARTICLE XIIOBLIGATIONS AFTER THE CLOSING DATE37

12.1Confidentiality37

12.2Covenant Not to Interfere37

12.3Noncompetition37

12.4Transition of Employees38

12.5Administrative Assistance by Seller38

12.6Further Assurances38

12.7Retention of and Access to Records; Cooperation38

12.8Accounts Receivable Payment38

12.9Use of Business Name38

12.10Operation of Business38

12.11Director Appointments39

ARTICLE XIIITERMINATION39

13.1Termination of Agreement39

13.2Return of Documents40

13.3Effect of Termination40

ARTICLE XIVSURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION40

14.1Survival of Representations and Warranties40

14.2Sellers’ Agreement to Indemnify40

14.3Sellers’ and Shareholders’ Agreement to Indemnify41

14.4Limitations on Sellers’ and Shareholders’ Indemnity41

14.5Buyer’s Agreement to Indemnify42

14.6Limitation on Buyer’s Indemnity42

14.7Third Party Indemnification43

14.8Payment of Indemnification Obligations43

14.9Interest on Unpaid Obligations43

14.10Cooperation with Proceedings44

14.11Treatment of Indemnification Payments44

14.12Exclusive Remedy44

ARTICLE XVGENERAL44

15.1Expenses44

15.2Publicity44

15.3Waivers44

15.4Binding Effect; Benefits44

15.5Bulk Transfers Laws45

15.6Notices45

15.7Entire Agreement45

15.8Counterparts46

15.9Headings46

15.10Matters of Construction, Interpretation and the Like46

15.11Governing Law and Choice of Forum46

15.12WAIVER OF RIGHT TO TRIAL BY JURY46

15.13Severability46

15.14Successors and Assigns46

15.15Shareholders47

15.16Guaranty47

EXHIBITS

Exhibit A-1 Real Property Descriptions

Exhibit A-2 Form of Real Property Lease

Exhibit B Escrow Agreement

Exhibit C Employment Agreement

Exhibit D Supply Letter Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of ________, 2005 by and among The York Group, Inc., a Delaware corporation (“York”), Midnight Acquisition Corporation, a Delaware corporation (“Subsidiary”) (York and Subsidiary are collectively referred to herein as “Buyer”), Milso Industries, Inc., a New York corporation (“Milso Inc.”), Milso Industries, LLC, an Indiana limited liability company (“Milso LLC”), SBC Holding Corporation, a New York corporation (“SBC”) (each of Milso Inc., Milso LLC and SBC shall also be referred to herein as a “Seller” and collectively as “Sellers”), the shareholders and members of Sellers identified on the signature pages of this Agreement (solely for the purposes described in Section 3.5, 4.3.1, 8.1, 8.2, 8.4, 12.1, 12.3, 12.8, 14.3, 14.4.4, 15.1 through 15.4 and 15.6 through 15.15) (collectively, the “Shareholders”) and Matthews International Corporation, a Pennsylvania corporation (“Matthews”).

RECITALS:

This Agreement sets forth the terms and conditions upon which Buyer has agreed to purchase from Sellers, and Sellers have agreed to sell to Buyer, substantially all of the assets used by Sellers in the conduct of the Business (as that term is hereafter defined) (the “Contemplated Transaction”).

At the time of the execution and delivery of this Agreement, the Real Property Leases and the Employment Agreements have been executed and delivered by the parties thereto; provided that the same shall only become effective as of the Closing Date.

In consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Buyer, Sellers and the Shareholders, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1  Accounts Receivable shall mean as of any date all accounts receivable associated with the Business as of such date, other than any account receivable due from an Affiliate of a Seller including, but not limited to, loans and interest receivables (except for loans related to life insurance policies).

1.2  Accrued Expenses shall mean as of any date accrued payroll and benefits, taxes (other than income taxes) and other accrued expenses associated with and incurred in the ordinary course of the Business as would appear on a balance sheet of the Business as of such date, including those described in Schedule 1.2, but excluding any amounts payable to Affiliates of Sellers or Shareholders, other than their accrued but unpaid salaries, wages, vacation and sick pay, incentive compensation and any other similar current liabilities, obligations and commitments and employment-related expense reimbursement obligations, any compensation to Employees or others contingent solely upon or payable solely as a result of the Contemplated Transaction.

1.3  Adjustment Target Date shall have the meaning given to such term in Section 3.6.1.

1.4  Affiliate shall mean with respect to any Person, any other Person, who, directly or indirectly, controls, is controlled by or is under common control with the Person.

1.5  Agreement shall mean this Asset Purchase Agreement.

1.6  Ancillary Agreements shall mean the documents referred to in Section 5.1 and 5.2.

1.7  Applicable Laws shall mean the applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority, in each case as in effect on the date of this Agreement.

1.8  Assignment and Assumption Agreement shall have the meaning given to such term in Section 5.1.4.

1.9  Assumed Contracts shall have the meaning given to such term in Section 2.1.2.

1.10  Assumed Liabilities shall have the meaning given to such term in Section 4.2.

1.11  Assumed Real Property Leases shall have the meaning given to such term in Section 2.1.2.

1.12  Balance Sheet shall mean the balance sheet of the Business as of March 31, 2005.

1.13  Balance Sheet Date shall mean March 31, 2005.

1.14  Base Cash Consideration shall have the meaning given to such term in Section 3.1.

1.15  Base Operating Profit shall mean $16,000,000.

1.16  Bill of Sale shall have the meaning given to such term in Section 5.1.3.

1.17  Books and Records shall have the meaning given to such term in Section 6.15.

1.18  Buyer Damages shall have the meaning given to such term in Section 14.2.

1.19  Buyer Indemnitees shall have the meaning given to such term in Section 14.2.

1.20  Business shall mean the sales, marketing, manufacture and distribution of products and services in the death care industry as presently conducted by Sellers.

1.21  Business Day shall mean any day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or required to be closed for the conduct of regular banking business.

1.22  Buyer shall have the meaning given to such term in the preamble of this Agreement.

1.23  CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

1.24  Closing shall have the meaning given to such term in Section 2.4.

1.25  Closing Balance Sheet shall have the meaning given to such term in Section 3.6.1.

1.26  Closing Date shall have the meaning given to such term in Section 2.4.

1.27  Closing Date Cash Consideration shall have the meaning given to such term in Section 3.1.

1.28  Closing Inventory shall mean all Inventory used or held for use in the Business on the Closing Date.

1.29  Closing Working Capital shall mean cash and cash equivalents, Inventory, Accounts Receivable, Prepaid Expenses and Security Deposits securing performance by the Business of obligations due to be paid or performed within one year of the Closing Date (but not other Security Deposits)), which are being purchased by the Buyer under this Agreement, minus Accrued Expenses and Payables which are being assumed by Buyer under this Agreement. Closing Working Capital shall be calculated in accordance with Schedule 1.29 attached to this Agreement (the “Matthews Accounting Policies”).

1.30  Code shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

1.31  Confidential Information shall have the meaning given to such term in Section 12.1.

1.32  Confidentiality Agreement shall mean the Confidentiality Agreement dated as of September 10, 2004 between Matthews and Milso Inc.

1.33  Consideration shall have the meaning given to such term in Section 3.1.

1.34  Contingent Consideration Payment shall have the meaning given to such term in Section 3.1.1.

1.35  Contract shall mean any contract, agreement, indenture, note, bond, loan, instrument, lease, sublease, license, sub license, commitment or other arrangement or agreement, whether oral or written.

1.36  Employees shall have the meaning given to such term in Section 6.18.1.

1.37  Employment Agreements shall mean the employment agreements attached as Exhibit C to this Agreement, each of which by its terms will take effect upon the Closing.

1.38  Encumbrance shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

1.39  Environment shall mean soil, surface waters, groundwaters, land, sediments, surface or subsurface strata, ambient air, and any other environmental medium.

1.40  Environmental Laws shall mean all Applicable Laws relating to pollution, natural resources, protection of the Environment or public health and safety or exposure of persons to Hazardous Substances applicable to the parties to this Agreement, including, without limitation, Applicable Laws relating to the manufacture, processing, distribution, use, sale, treatment, storage, release, disposal, handling or transportation of Hazardous Substances or the operation, handling and disposal of medical and biological waste.

1.41  Environmental Liabilities and Costs shall mean all Losses, whether direct or indirect, known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws, including, without limitation, all Losses related to Remedial Actions, and all fees, disbursements and expenses of counsel, experts, personnel and consultants based on, arising out of or otherwise in respect of: (i) the ownership or operation of the Business or the Real Property by a Seller, or any of their predecessors or Affiliates prior to the Closing Date; (ii) the environmental conditions existing on the Closing Date on, at, under, from, above, or about any Real Property or any other assets, equipment or facilities currently or previously owned, leased or operated by a Seller, or any of their predecessors or Affiliates; and (iii) the transportation, disposal or other disposition prior to the Closing Date of any Hazardous Substances, other wastes or recycled or reclaimed materials generated by a Seller.

1.42  Environmental Permits shall mean any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to a Seller necessary for the conduct of the Business as currently conducted under any Environmental Law.

1.43  ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.44  ERISA Plans shall mean defined benefit pension plans and defined contribution pension plans qualified under Section 401(a) of the Code.

1.45  Escrow Agent shall mean the Escrow Agent as defined in the Escrow Agreement.

1.46  Escrow Agreement shall have the meaning given to such term in Section 3.5.1.

1.47  Escrow Amount shall have the meaning given to such term in Section 3.5.1.

1.48  Escrow Fund shall mean the amount of the Escrow Amount then held by the Escrow Agent subject to the Escrow Agreement.

1.49  Excluded Assets shall mean those assets that are not included in the sale contemplated hereby and as are further defined in Section 2.2.

1.50  Excluded Liabilities shall mean all liabilities related to the Business that are not Assumed Liabilities.

1.51  GAAP shall mean, as of the applicable date, United States generally accepted accounting principles.

1.52  Governmental Authority shall mean any United States, foreign, international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

1.53  Hazardous Substances shall mean any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum derived substances or wastes, radon gas or related materials, lead-based paint or microbial matter, (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “solid waste,” “pollutant” or “contaminant” thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

1.54  HSR Act shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a, and the rules promulgated thereunder.

1.55  Indemnified Party shall have the meaning given to such term in Section 14.7.1.

1.56  Indemnifying Party shall have the meaning given to such term in Section 14.7.1.

1.57  Indemnity Period shall have the meaning given to such term in Section 14.1.

1.58  Independent Accounting Firm shall have the meaning given to such term in Section 3.6.2.

1.59  Inventory shall mean all inventories of raw materials, supplies, work in process and finished products used or held for use in the Business.

1.60  Key Employees shall mean Harry Pontone, Louis Pontone, Michael Pontone, Steven Pontone, Scott G. Pontone, Thomas Pontone (son of Louis Pontone) and Andrew G. Pontone.

1.61  Knowledge or to the knowledge of Sellers (or similar phrases) shall mean the actual knowledge of Harry Pontone, Louis Pontone, Michael Pontone, Steven Pontone, Scott G. Pontone, Thomas Pontone (son of Louis Pontone) and Andrew G. Pontone.

1.62  Lease shall have the meaning given to such term in Section 6.26.

1.63  Lease Consent shall have the meaning given to such term in Section 8.1.7.

1.64  Leased Property shall mean the real property leased by Sellers as lessee and used in connection with the Business as more fully described in Schedule 6.26 hereof.

1.65  Losses shall mean all losses, costs, claims, liabilities, fines, penalties, damages and expenses, including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel and consultants, but after taking into account any insurance proceeds received by the party incurring the Losses (net of any premium increases resulting therefrom), any net tax benefits to such party resulting therefrom and any reserves on the books and records relating thereto.

1.66  Machinery and Equipment shall have the meaning given to such term in Section 2.1.1.

1.67  Material Adverse Effect shall mean any state of facts, events, changes or effects that materially impairs the conduct or operation of the Business taken as a whole, other than as a result of (A) changes in economic or business conditions generally or in the burial and memorialization products industry specifically, (B) changes in Applicable Laws impacting the burial and memorialization products industry generally or (C) changes or effects resulting in whole or in part from the execution, announcement or performance of this Agreement or the transactions contemplated by this Agreement.

1.68  Matthews shall mean Matthews International Corporation, a Pennsylvania corporation.

1.69  Operating Profit shall mean, for the fiscal year ending September 30, 2006 only, the net income of the Business determined on a pro forma stand alone basis, but otherwise determined in accordance with GAAP, excluding (i) any provision for interest expense or income taxes, (ii) any adjustments made for purchase accounting purposes resulting from the Contemplated Transaction which otherwise would have an impact on Operating Profit, including in depreciation and amortization resulting from the re-valuation for purchase accounting purposes of tangible and intangible assets acquired in the Contemplated Transaction and the cost of sales impact related to the re-valuation for purchase accounting purposes of any inventory acquired in the Contemplated Transaction (but except as provided below, no such adjustments to the calculation of Operating Profit shall be made in respect of any acquisitions other than the Contemplated Transaction) and (iii) any non-recurring costs or expenses related to the integration of the Business with the operations of Buyer or Matthews and (iv) all other extraordinary, non-recurring items (as determined in good faith with the agreement of Harry Pontone or Scott Pontone). If the Closing occurs after October 1, 2005, the Operating Profit shall be annualized by taking the Operating Profit for the period beginning on the day following the Closing Date through and including September 30, 2006 and multiplying it by a fraction, the numerator of which shall be 365 and the denominator of which shall be the number of days in such period. In calculating Operating Profit all administrative and financial services performed by Matthews or its Affiliates for the Business (including without limitation accounting, accounts receivable processing, accountS payable processing, payroll processing, human resources and benefits support services, retirement and pension plan administration), and shall be charged as an expense at an amount not to exceed the cost to the Business as of the date of this Agreement of any such service. With respect to future acquisitions by the Buyer, if either Harry Pontone or Scott Pontone is the President of the Company, unless the President agrees in writing to include those operating results and the related attributes of the acquisition (such as interest expense, integration costs and depreciation and amortization charges), they shall be excluded from the calculation of Operating Profit using such methodologies as shall be agreed in good faith by the President of the Company and Matthews. Under no circumstances shall any amounts payable as purchase price pursuant to this Agreement be treated as charges against net income for purposes of calculating Operating Profit.

1.70  Other Leases shall mean the leases, subleases, licenses and occupancy agreements pursuant to which any Seller or Shareholder is a lessor, sublessor or licensor of any part of the Real Property.

1.71  Party shall mean any Seller, Shareholder or Buyer, individually, as the context so requires, and the term “Parties” shall mean Sellers, Shareholders and Buyer together.

1.72  Payables as of any date shall mean any of the trade accounts payable incurred in the ordinary course and associated with the Business as of such date, other than accounts payable to any Affiliate of Sellers or Shareholders.

1.73  Pension Plan shall mean a pension plan as defined in Section 3(2) of ERISA which is not an individual account plan as defined in Section 3(34) of ERISA.

1.74  Permits shall have the meaning given to such term in Section 6.11.

1.75  Permitted Encumbrances shall mean with respect to any Purchased Asset any (a) defect in title that does not materially adversely impacts the use of such Purchased Asset or the operation of the Business, (b) Encumbrances securing Assumed Liabilities, (c) Encumbrances securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of the Business, (d) Encumbrances imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’ suppliers’ and vendors’ liens, incurred in good faith in the ordinary course of the Business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings, each of which proceedings is set forth on Schedule 1.75, (e) extensions, renewals and replacements of Encumbrances referred to in (a) through (d) of this sentence; provided that any such extension, renewal or replacement Encumbrance shall be limited to the property or assets covered by the Encumbrance extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Encumbrance shall be in an amount not greater than the amount of the obligations secured by the original Encumbrance extended, renewed or replaced, none of which, individually or in the aggregate, have a Material Adverse Effect.

1.76  Person shall mean any natural person, firm, partnership, joint venture, limited liability company, association, corporation, trust, business trust, unincorporated organization, Governmental Authority or other entity.

1.77  Plans shall have the meaning given to such term in Section 6.18.

1.78  Prepaid Expenses as of any date shall mean Sellers’ rights to receive goods, services or other benefits in connection with the Business, to the extent paid for and not yet received.

1.79  Products shall mean any of the products manufactured, marketed, sold or distributed by any Seller in the conduct of the Business as of the Closing Date.

1.80  Proprietary Rights shall have the meaning given to such term in Section 6.9.1.

1.81  Purchased Assets shall have the meaning given to such term in Section 2.1.

1.82  Real Property shall mean the real property related to any lease assumed by or entered into by Buyer in connection with the transaction contemplated by this Agreement, including the Real Property Leases with the Sellers, the Shareholders, or their Affiliates.

1.83  Real Property Leases shall mean leases with respect to the Real Property owned by the Sellers or their Affiliates and described in Exhibit A-1, in substantially the form of Exhibit A-2 to this Agreement.

1.84  Release shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

1.85  Remedial Action shall mean all actions required to (i) clean up, remove, treat or in any other way remediate any Hazardous Substances; (ii) prevent the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care (including any financial responsibility requirement) related to any such Hazardous Substances.

1.86  Seller and Sellers shall have the meaning given to such terms in the preamble of this Agreement.

1.87  Security Deposits shall have the meaning given to such term in Section 2.1.15.

1.88  Seller Damages shall have the meaning given to such term in Section 14.5.

1.89  Seller Indemnitees shall have the meaning given to such term in Section 14.5.

1.90  Shareholder shall have the meaning given to such term in the preamble of this Agreement.

1.91  Subsidiary shall have the meaning given to such term in the preamble of this Agreement.

1.92  Supply Letter Agreement shall mean an agreement in the form of Exhibit D.

1.93  Tax Returns shall mean all federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

1.94  Taxes shall mean all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority, including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on, minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

1.95  Working Capital Calculation shall have the meaning given to such term in Section 3.6.1.

ARTICLE II

TRANSFER OF ASSETS AND PROPERTIES; CLOSING

2.1  Purchased Assets. Subject to the terms and conditions of this Agreement, and except as otherwise expressly provided in this Agreement, at the Closing, Sellers shall sell and convey to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), and Buyer shall purchase and accept from Sellers, all of Sellers’ rights, title and interest in and to the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated which are used or useful in the conduct of the Business (such rights, title and interests in and to all such assets, properties and rights being collectively referred to in this Agreement as the “Purchased Assets”), including, without limitation, the following:

2.1.1  Equipment, Machinery and other Tangible Personal Property. All machinery, equipment, leasehold improvements, trucks, automobiles, supplies, materials, office furniture and office equipment, computing and telecommunications equipment and other items of personal property that are owned or leased by Sellers and used primarily in connection with the Business, wherever located, including those set forth in Schedule 2.1.1 hereto (but excluding any asset listed on Schedule 2.1.1 and subsequently disposed of without breach of any covenant contained in this Agreement) (“Machinery and Equipment”);

2.1.2  Contracts Relating to the Business. To the extent transferable, (a) all leases (including leases and subleases of leased real property (“Assumed Real Property Leases”) and of Machinery and Equipment) and (b) all other Contracts primarily related to the Business set forth on Schedule 2.1.2A (the “Assumed Contracts”), but excluding any Contract listed on Schedule 2.1.2B and any Contract subsequently terminated without breach of any covenant contained in this Agreement;

2.1.3  Customer Lists, Sales and Marketing Materials. All customer lists, sales data, catalogs, brochures, supplier names, mailing lists, art work, photographs and advertising material that relate primarily to the Business, whether in electronic form or otherwise;

2.1.4  Permits, Licenses. All governmental permits, licenses, registrations, orders and approvals relating primarily to the Business and in existence on the Closing Date, including those listed in Schedule 2.1.4 hereto, to the extent such permits, licenses, registrations, orders and approvals are transferable to Buyer;

2.1.5  Trade Secrets. All trade secrets, secret processes and procedures, engineering, production, assembly, design, installation, other technical drawings and specifications, working notes and memos, market studies, consultants’ reports, technical and laboratory data, competitive samples, engineering prototypes, and all similar property of any nature, tangible or intangible, of Sellers relating to the Business;

2.1.6  Intellectual Property. All patents, trademarks, trademark registrations, trade names, service marks, copyrights and copyright registrations described in Schedule 2.1.6;

2.1.7  Property, Personnel and Accounting Records. To the extent transferable under applicable law, all other records of Sellers relating to the Business, including property records and copies of personnel records of Employees who become employees of Buyer; provided, however, that Seller shall be entitled to retain copies of all such records;

2.1.8  Goodwill. All right, title and interest of Sellers in and to the goodwill incident to the Business;

2.1.9  Cash and Cash Equivalents. All cash and cash equivalents of the Business on the Closing Date;

2.1.10  Inventory. All Closing Inventory;

2.1.11  Accounts Receivable. All Accounts Receivable existing on the Closing Date;

2.1.12  Prepaid Expenses. Except as set forth in Section 2.2.1, all Prepaid Expenses of, or for the benefit of, the Business on the Closing Date including those described in Schedule 2.1.12, to the extent the benefits thereof are transferable to Buyer;

2.1.13  Computer Software. To the extent transferable, all computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, shipping, etc.) and all computer operating, security or programming software, owned or licensed by Sellers and used primarily in the Business;

2.1.14  Other Intangible Assets. All other assets (including all causes of action, rights of action, contract rights and warranty and product liability claims against third parties, all telephone numbers, telecopier numbers, websites, domain names, and email addresses) that are owned by Sellers and used primarily in the Business, regardless of whether any value is ascribed thereto in the Sellers’ financial statements; and

2.1.15  Security Deposits. All prepaid security deposits related to the Assumed Contracts (“Security Deposits”).

Notwithstanding the foregoing provisions of this Section 2.1, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any liability or obligation related to the Purchased Assets, unless such liability or obligation is expressly included in the Assumed Liabilities.

2.2  Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any of Sellers’ rights, title or interests in the following (collectively, the “Excluded Assets”):

2.2.1  Any insurance policies maintained by Sellers with respect to the Business or any of its employees or any Shareholder and all of Sellers’ prepaid insurance premiums and insurance deposits and rights to refunds or adjustments in respect of periods prior to the Closing Date with respect to insurance premiums and insurance deposits and all rights to insurance proceeds or other insurance Contract recoveries in respect of periods prior to the Closing Date;

2.2.2  All bank accounts and all accounts receivable from Affiliates of Sellers existing on the Closing Date;

2.2.3  All consideration paid, payable or deliverable to Sellers pursuant to this Agreement, except such funds as may be payable to the Buyer pursuant to the Escrow Agreement;

2.2.4  All claims that Sellers may have against any third Person with respect to any Excluded Asset;

2.2.5  Claims for refunds of Taxes and other governmental charges to the extent such refunds (i) are in respect of Taxes for which the Buyer could not be held liable and which could not result in a lien on a Purchased Asset or (ii) relate to periods ending on or prior to the Closing Date, whether or not relating to the Business;

2.2.6  All property and assets listed on Schedule 2.2.6 and any proceeds from the disposition thereof;

2.2.7  All (i) shares of capital stock or other equity or other ownership interests of any Person that are owned by Seller or any Affiliate of any Seller or securities convertible into, exchangeable or exercisable for shares of capital stock or other equity or other ownership interests of any Person and (ii) corporate seals, minute books, charter documents, stock transfer records, record books, original Tax and financial records and such other files, books and records relating to any of the Excluded Assets or to the organization, existence or capitalization of any Seller or of any other Person;

2.2.8  All Machinery and Equipment and Inventory transferred, consumed or otherwise disposed of by Sellers in the ordinary course of the Business before the Closing Date;

2.2.9  Except for the Assumed Real Property Leases, and subject to the provisions of the Real Property Leases, any interest in real property;

2.2.10  The Contracts listed on Schedule 2.1.2B hereof; and

2.2.11  All rights of Sellers under this Agreement and the Ancillary Agreements and any Contract entered into pursuant to the provisions of this Agreement.

2.3  Equitable Assignment.

2.3.1  Notwithstanding anything to the contrary contained in this Agreement, other than Section 10.7 and 11.7, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer, as contemplated hereunder, of any Purchased Asset is prohibited by its terms or by any Applicable Laws or would require any governmental or any third party consent or approval, and any such consent or approval shall not have been obtained prior to the Closing (a “Delayed Consent”), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof and (subject to the conditions expressly set forth in this Agreement) the parties nonetheless shall complete the Closing. Following the Closing, the Parties shall use commercially reasonable efforts and shall cooperate with each other, to obtain promptly each Delayed Consent (but Sellers shall not be required to incur any material expense or make any material commitment in connection therewith). Pending receipt of each Delayed Consent with respect to a Purchased Asset or if any such Delayed Consent is not obtained, the Parties hereto shall cooperate with each other in any reasonable and lawful arrangements (each an “Equitable Arrangement”), effectively transferring to Buyer from and after the Closing, the rights and benefits of, and entitlements to exercise the Sellers’ rights under, and effectively causing the Buyer to assume all Assumed Liabilities with respect to, such Purchased Asset and operations of the Business as if such assets and operations had been transferred by Sellers to Buyer at the Closing and any liabilities or obligations associated with the arrangements specifically established by Buyer and Sellers pursuant to this Section 2.3. Once each Delayed Consent with respect to a Purchased Asset is obtained, the Sellers shall assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Purchased Asset to Buyer; provided that no additional consideration shall be paid by Buyer to Sellers for such relevant Purchased Asset. This Section 2.3 shall not affect Sellers’ obligations under Section 8.1.6 or Section 8.1.7 hereof or Buyer’s obligations under Section 9.3 hereof.

2.3.2  If (i) an Assumed Real Property Lease is not conveyed to Buyer at Closing, (ii) any Delayed Consent is not received with respect to such Assumed Real Property Lease within 90 days of Closing and (iii) the Parties are not able to reach an Equitable Arrangement with respect to such Assumed Real Property Lease within 90 days of Closing, at Buyer’s cost and expense, Seller shall take such actions as may be reasonably requested by Buyer to place Buyer in actual possession and control of any Purchased Assets located at the property subject to such Assumed Real Property Lease.

2.4  Closing. Subject to the satisfaction or waiver, if permissible, of the conditions set forth in Articles X and XI (other than those conditions that by their nature are to be fulfilled only at the Closing, but subject to the fulfillment or waiver of such conditions), the closing of the Contemplated Transaction (the “Closing”) shall take place at the offices of Clifford Chance, New York, New York, no later than ten (10) days after the date that the waiting period, if any, under Title II of the HSR Act applicable to the purchase and sale of the Purchased Assets has terminated or expired (or if that day is not a Business Day, on the next succeeding Business Day), or on such other date as may be agreed upon by Buyer and Sellers (the “Closing Date”).

ARTICLE III

PURCHASE PRICE

3.1  Purchase Price. The consideration for the Purchased Assets shall be $95,000,000 (the “Base Cash Consideration”), plus the Contingent Consideration Payment, if any, plus the assumption of the Assumed Liabilities (together, the “Consideration”), subject to adjustment after the Closing as provided in Section 3.6 below. The Base Cash Consideration, less the Escrow Amount (the “Closing Date Cash Consideration”), shall be paid at the Closing to Sellers by wire transfer of immediately available funds to such bank account or accounts as shall be specified in written instructions delivered to Buyer by SBC at least three Business Days prior to the Closing.

3.1.1  Contingent Consideration. Sellers shall be eligible for a further payment, in addition to the Base Cash Consideration, of $7.5 million (the “Contingent Consideration Payment”). The Contingent Consideration Payment will be payable only if the Operating Profit of the Business exceeds the Base Operating Profit. As promptly as reasonable practicable after September 30, 2006, but in any event before November 30, 2006, Buyer shall deliver to Sellers a calculation of the Operating Profit showing in reasonable detail the basis therefor (the “Operating Profit Statement”). Buyer shall deliver to Sellers any supporting documentation for the Operating Profit Statement promptly upon request.

3.1.2  Sellers may dispute the calculation of the Operating Profit, but only on the basis that the Operating Profit was not arrived at in accordance with the terms of this Agreement; provided, however, that Sellers shall have notified Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty (20) Business Days following delivery the Operating Profit Statement. In the event of such dispute, Buyer and Sellers shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive upon Buyer and Sellers. If Buyer and Sellers are unable to reach a resolution with such effect within twenty (20) days after receipt of such written notice of dispute, Buyer and Sellers shall submit the items remaining in dispute for resolution to an accounting firm independent of Buyer and Sellers mutually acceptable to Buyer and Sellers (the “Independent Accounting Firm”), which shall, within thirty (30) days after such submission, determine and report to Buyer and Sellers upon such remaining disputed items, and such report shall be final, binding and conclusive. Buyer and Sellers will furnish or cause to be furnished to the Independent Accounting Firm such work papers and other documents and information reasonably relating to the disputed issues as the Independent Accounting Firm may reasonably request and as are reasonably available to that party or its agents and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed issues and to discuss the issues with the Independent Accounting Firm. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between Buyer and Sellers, in accordance with the provisions of this Section 3.1.2 within the range of differences between Buyer’s position and Seller’s position. The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and Sellers in the same proportion that the aggregate amount of all such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

3.1.3  The Operating Profit Statement shall be deemed final for purposes of Section 3.1.1 upon the earliest of (i) the failure of Sellers to notify Buyer of a dispute within twenty (20) Business Days following the delivery of the Operating Profit Statement to Sellers, (ii) the resolution of all disputes, pursuant to Section 3.1.2 by Buyer and Sellers, and (iii) the resolution of all disputes, pursuant to Section 3.1.2, by the Independent Accounting Firm. Within five (5) Business days of the Contingent Consideration Payment being deemed final, such payment shall be made in accordance with written wire instructions provided to Buyer from Sellers.

3.2  Allocation of Purchase Price. Seventy-two percent of the Consideration shall be allocated to the Purchased Assets of SBC and Milso Inc. and twenty-eight percent of the Consideration shall be allocated to the Purchased Assets of Milso LLC. Within a reasonable period of time following Closing, Buyer and Sellers shall agree on the allocation of the Consideration among the Purchased Assets, which allocation shall be consistent with Section 1060 of the Code and the rules and regulations thereunder (the “Tax Allocation”). Except as required by Applicable Law, Buyer and Sellers agree to use the Tax Allocation in filing all required forms under Section 1060 of the Code, and all other Tax Returns. For the avoidance of doubt, the Tax Allocation shall not be made prior to the Closing on account of the Contingent Consideration unless and until such consideration is payable under Section 3.1.1, and if such consideration becomes so payable the parties shall allocate the amount of such consideration solely to goodwill and going concern value. Buyer and Sellers further agree that the payment of the Closing Date Cash Consideration and the Contingent Consideration to Sellers contemplated by Article III may be made to a single Seller that is designated by SBC in writing as being authorized to act as agent for all Sellers, whereupon each Seller shall be deemed to have received the Cash Consideration allocable to the Purchased Assets owned by such Seller in accordance with the allocation determination under this Section 3.2. In connection with the determination of the foregoing Tax Allocation, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties will each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with the Tax Allocation.

3.3  Transfer Taxes. Buyer (on the one hand) and Sellers (on the other) each shall bear 50% of the cost of all Taxes (excluding Taxes based on or measured by income, which shall be solely the responsibility of the Sellers) that are or may be imposed by any government or political subdivision thereof and that are payable or arise as a result of this transfer of the Purchased Assets, notwithstanding the Party upon which such Taxes are actually imposed. Buyer and Sellers shall jointly prepare any Tax Returns relating to such Taxes, and the party or parties responsible for filing each such return will file that return. Buyer and Sellers shall cooperate with each other in determining the amount of such Taxes payable and in preparing and filing the applicable Tax Returns. Buyer shall furnish to Sellers properly completed exemption certificates for any Taxes from which Buyer claims to be exempt.

3.4  Proration of Taxes and Certain Charges. Except as otherwise expressly provided in this Agreement, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the day before the Closing Date and ends on or after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Sellers and Buyer as of 12:01 A.M. on the Closing Date. If any Taxes subject to proration are paid by Buyer, on the one hand, or Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund). Except as otherwise expressly provided in this Agreement, all installments of special assessments or other charges on or with respect to the Purchased Assets payable by Sellers for any period in which the Closing Date shall occur, including base rent, common area maintenance, royalties, all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be apportioned as of the Closing Date and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto. If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 12:01 A.M. on the Closing Date. If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date. Except as otherwise expressly provided in this Agreement, all amounts due or paid pursuant to the terms of the Assumed Contracts, for any period in which the Closing Date shall occur shall be prorated as of 12:01 A.M. on the Closing Date.

3.5  Escrow Agreement.

3.5.1  An amount equal to $10 million (the “Escrow Amount”) shall be deposited by wire transfer of immediately available funds with the Escrow Agent, under an escrow agreement to be entered into on the Closing Date by the Escrow Agent, Sellers and Buyer substantially in the form of Exhibit B (the “Escrow Agreement”). The Escrow Fund shall be used for indemnity purposes as set forth in Article XIV, to ensure the retention of Key Employees as described herein and for payment of the Closing Working Capital Adjustment, if any. On the date that is ten (10) days following the end of the Indemnity Period, any remaining amounts in the Escrow Fund not subject to pending claims shall be distributed to the Sellers pursuant to the terms and conditions set forth herein and in the Escrow Agreement and the Shareholder’s Representative and Buyer shall direct the Escrow Agent to make such distributions in an instruction letter executed by the Shareholders’ Representative and Buyer, which instruction letter shall set forth the amount to be distributed to the Shareholders and the wire instructions with respect to each such payment. The Shareholders’ Representative and Buyer shall each instruct the Escrow Agent to, and use commercially reasonable efforts to cause the Escrow Agent to, keep confidential all information relating to this Agreement and the Escrow Agreement; provided that, (a) at the request of the Shareholders’ Representative or Buyer such information may be disclosed to the Shareholders’ Representative and Buyer, (b) such information may be disclosed as required by Applicable Law and (c) such information may be disclosed in an action or proceeding brought by the Escrow Agent, a Seller, Shareholder or Buyer in pursuit of its rights or in exercise of its remedies under this Agreement or the Escrow Agreement. Each Shareholder agrees and acknowledges that the Shareholder Representative (as defined in the Escrow Agreement) shall have the full power and authority to act on their behalf.

3.5.2  Shareholders’ Representative. By executing and delivering this Agreement, each Shareholder hereby irrevocably agrees that the Shareholders’ Representative shall be entitled to take any action under Article III and Article XIV of this Agreement without consultation with, notice to, or agreement by, such Shareholder, including the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts with respect to claims under this Article XIV of this Agreement or the Escrow Agreement, (ii) resolve any claims under this Article XIV of this Agreement or the Escrow Agreement, and (iii) take all actions necessary in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby. Each Shareholder will be bound by all actions taken by the Shareholders’ Representative in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby. The Shareholders’ Representative will incur no liability to any Shareholder (i) with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the proper Person (and shall have no responsibility to determine the authenticity thereof), nor (ii) for any other action or inaction taken pursuant to this Agreement, except for its own willful misconduct or bad faith. In all questions arising under this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby, the Shareholders’ Representative may rely on the advice of counsel, and the Shareholders’ Representative will not be liable to any Shareholder for anything done, omitted or suffered in good faith.

3.6  Adjustment to Seller’s Consideration. The Consideration to be paid to Sellers shall be subject to adjustment after Closing Date as follows:

3.6.1  Closing Balance Sheet.

(i)  As soon as practicable, but in no event later than ninety (90) days following the Closing Date (the “Adjustment Target Date”), Buyer shall deliver to Sellers a Closing Balance Sheet of the Business as of the Closing Date (“Closing Balance Sheet”) and a reasonably detailed calculation of the Closing Working Capital (the “Working Capital Calculation”). The Closing Balance Sheet shall be audited and prepared in accordance with GAAP and the Matthews Accounting Policies, without giving effect to the Contemplated Transaction. Buyer shall also deliver to Sellers any supporting documentation for the Closing Balance Sheet and the Working Capital Calculation to the Sellers promptly upon request.

(ii)  Buyer shall grant such access to the Business and Buyer shall make financial personnel of the Business and Buyer available to Sellers and its agents after the Closing Date during reasonable business hours and as shall be reasonably required to verify the Closing Balance Sheet and the Working Capital Calculation. The cost of preparation of the Closing Balance Sheet and the Closing Working Capital shall be paid by Buyer.

3.6.2  Disputes.

(i)  Subject to clause (ii) of this Section 3.6.2, the Closing Balance Sheet and the calculation of Closing Working Capital delivered by Buyer shall be final, binding and conclusive.

(ii)  Sellers may dispute the Closing Balance Sheet and the Working Capital Calculation, but only on the basis that (A) the amounts reflected on the Closing Balance Sheet and in the Working Capital Calculation were not arrived at in accordance with this Agreement and (B) such nonconformance caused the Closing Working Capital to vary by more than $50,000 from the amount which it would have been after giving effect to the amounts disputed by Sellers; provided, however, that Sellers shall have notified Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty (20) Business Days following delivery of the Closing Balance Sheet and Working Capital Calculation to Sellers. In the event of such dispute, Buyer and Sellers shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive upon Buyer and Sellers. If Buyer and Sellers are unable to reach a resolution with such effect within twenty (20) days after receipt of such written notice of dispute, Buyer and Sellers shall submit the items remaining in dispute for resolution to an accounting firm independent of Buyer and Sellers mutually acceptable to Buyer and Sellers (the “Independent Accounting Firm”), which shall, within thirty (30) days after such submission, determine and report to Buyer and Sellers upon such remaining disputed items, and such report shall be final, binding and conclusive. Buyer and Sellers will furnish or cause to be furnished to the Independent Accounting Firm such work papers and other documents and information reasonably relating to the disputed issues as the Independent Accounting Firm may reasonably request and as are reasonably available to that party or its agents and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed issues and to discuss the issues with the Independent Accounting Firm. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between Buyer and Sellers, in accordance with the provisions of this Section 3.6 within the range of differences between Buyer’s position and Sellers’ position. The fees and expenses of the Independent Accounting Firm shall be (i) allocated between Buyer and Sellers in the same proportion that the aggregate amount of all such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

3.6.3  Adjustment to Sellers Consideration. The Closing Balance Sheet and the Working Capital Calculation shall be deemed final for purposes of this Section 3.6 upon the earliest of (i) the failure of Sellers to notify Buyer of a dispute within twenty (20) Business Days following the delivery of the Closing Balance Sheet and the Working Capital Calculation to Sellers, (ii) the resolution of all disputes, pursuant to Section 3.6.2(ii), by Buyer and Sellers, and (iii) the resolution of all disputes, pursuant to Section 3.6.2(ii), by the Independent Accounting Firm. Within five (5) Business Days of the Closing Balance Sheet and the Working Capital Calculation being deemed final, an adjustment to the Consideration shall be made as follows:

(i)  If the Closing Working Capital is less than $21,000,000, the difference, up to $2,500,000, shall be paid by wire transfer from the Escrow Fund to an account specified by Buyer.

(ii)  If the Closing Working Capital is equal to or greater than $21,000,000, no adjustment to the Consideration shall be made.

(iii)  Buyer and the Shareholder’s Representative shall promptly give a joint written instruction to the Escrow Agent specifying the dollar amounts to be paid from the Escrow Fund as determined under this Section 3.6.3, if any. Any such payment shall be made without regard to the “Qualifying Claim” and “deductible” provided for in Section 14.4.1.

ARTICLE IV

ASSUMPTION OF LIABILITIES; EMPLOYEE MATTERS

4.1  General Limitation on Assumption of Liabilities. Except for Permitted Encumbrances and as otherwise provided in Section 4.2 below, Sellers shall transfer the Purchased Assets to Buyer free and clear of all Encumbrances, and without any assumption of liabilities and obligations, and Buyer shall not, by virtue of its purchase of the Purchased Assets or otherwise, assume or become responsible for any liabilities or obligations of Sellers or any other Person. For purposes of this Section 4.1, the phrase “liabilities and obligations” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

4.2  Assumed Liabilities and Obligations. Subject to the other provisions hereof, at the Closing, Buyer shall assume or accept assignment from Sellers and thereafter pay, perform or discharge the following, and only the following, liabilities and obligations, excluding any liabilities and obligations to Affiliates of Sellers other than as reflected on the Closing Balance Sheet (as finally determined pursuant to Section 3.6.3) (collectively, the “Assumed Liabilities”):

4.2.1  All liabilities, obligations and commitments of Sellers under the Assumed Contracts, to the extent incurred or arising after the Closing (to the extent not arising from a breach of Sellers or their Affiliates before the Closing);

4.2.2  All liabilities, obligations and commitments of Sellers accruing after the Closing Date under the permits and licenses identified in Schedule 2.1.4; provided that Buyer shall not assume or discharge any obligation relating to a breach of the terms of any permit or license (including the failure to procure any required permit or license) that occurred prior to the Closing Date or is caused by the assignment thereof to Buyer at the Closing;

4.2.3  The Payables and Accrued Expenses reflected on the final Closing Balance Sheet (as finally determined pursuant to Section 3.6.3);

4.2.4  All service obligations and all express or implied warranty obligations of Sellers to repair or replace defective goods sold by the Business under the terms of any written contract, commitment or sale transaction entered into in the ordinary course of business relating to products shipped prior to the Closing Date; provided, that such obligations do not exceed $100,000 in the aggregate and provided further, that Buyer assumes no obligation of Sellers for incidental or consequential damages or for any personal injury, or for intellectual property infringement, the sole warranty obligation of Buyer assumed hereunder being the obligation to repair or replace defective goods;

4.2.5  All liabilities, obligations and commitments of any nature or description which arise from or are incurred in connection with the operation of the Business, or the ownership, use or operation of the Purchased Assets, by Buyer or its Affiliates following the Closing; and

4.2.6  All accrued but unpaid salaries, wages, vacation and sick pay, incentive compensation and any other similar current liabilities, obligations and commitments of Seller with respect to the Transferred Employees, each as reflected on the Closing Balance Sheet.

Except for the obligations expressly assumed by Buyer pursuant to the foregoing provisions of this Section 4.2, it is understood and agreed that Buyer does not and will not assume or become obligated to pay or perform with respect to third parties any debts, liabilities, contracts or other obligations of Sellers or their Affiliates, or intercompany liabilities among Sellers and their Affiliates, whether now existing or hereafter arising, for which Sellers or any of their Affiliates is or may become liable however arising, including without limitation obligations arising pursuant to the law of contracts, tort, strict liability or other applicable laws, rules, regulations, or ordinances. Without limiting the scope of the foregoing, Excluded Liabilities shall include, but are not limited to (i) any Environmental Liabilities and Costs accrued prior to the Closing Date or (ii) any liabilities or obligations of the Sellers or the Business for Taxes accrued prior to the Closing Date.

4.3  Offers of Employment. The following shall apply with respect to employment matters:

4.3.1  Sellers will use all reasonable efforts to cause the employees employed by Sellers to make available their employment services to Buyer. For a period of two (2) years from the Closing Date, Sellers and Shareholders will not, and will not permit any of their Affiliates to, solicit, offer to employ or retain the services of or otherwise interfere with the relationship of Buyer with any Person employed by or otherwise engaged to perform services for Buyer in connection with the operation of Business.

4.3.2  Buyer shall offer employment on and as of the Closing Date, on an at-will basis, to the persons named on Schedule 4.3.2, other than the Key Employees, at base wages or salaries which are no less than those presently in effect as described on Schedule 4.3.2. In addition, for a period of twenty-four months after Closing (other than with respect to group health coverage, for which such period shall be the 12 months following the Closing), the welfare, benefit plans, programs and arrangements and salary and wages provided to any Transferred Employee (as defined below) shall be substantially similar in the aggregate to the programs and arrangements and salary and wages applicable to such employee immediately prior to the Closing Date. In determining any Transferred Employee’s eligibility to participate in and vesting under Buyer’s defined contribution retirement plans, employee welfare and benefit plans, programs and arrangements, and the level of vacation under Buyer’s policies, the Transferred Employees will receive full credit, to the extent legally permitted, for all service with Seller prior to the Closing (to the same extent such Transferred Employees received such credit with respect to such plans, programs and arrangements maintained by Seller). For a period of twenty-four months after Closing, each Transferred Employee shall be entitled to not less than three days of sick pay per year. Buyer will provide group health coverage to the Transferred Employees and their dependents without imposing any pre-existing condition exclusions, waiting periods or actively-at-work requirements except to the extent such requirements were applicable to the Transferred Employee or dependent under an applicable group health plan of Seller immediately prior to the Closing Date. Those employees who accept such offers of employment effective as of the Closing Date shall be referred to herein as the “Transferred Employees.” Effective as of the Closing Date, Buyer shall assume the liability of Sellers in respect of the Transferred Employees for accrued but unpaid salaries, wages, vacation and sick pay and incentive compensation, but only to the extent such liability is reflected on the Balance Sheet or arose after the Balance Sheet Date in the ordinary course of business, consistent with the prior practice of Sellers. Buyer shall assume no such liability or obligations with respect to employees who are not Transferred Employees and Sellers shall retain, consistent with their normal employment practices, all liabilities and obligations with respect to such employees. Sellers shall remain responsible for payment of any and all employee termination costs, retention, change in control, severance or other similar compensation or benefits which are or may become payable in connection with the consummation Contemplated Transaction.

4.4  Other Employee Benefits. Sellers agree that, with respect to claims for workers’ compensation and all claims under Sellers’ employee benefit programs by persons working for the Business arising out of events occurring prior to the Closing, whether reported or unreported as of the Closing and whether insured or uninsured (including, but not limited to, workers’ compensation, life insurance, medical and disability programs), Sellers shall, at their own expense, honor or cause its insurance carriers to honor such claims in accordance with the terms and conditions of such programs or applicable workers’ compensation statutes. Without limiting the scope of the preceding sentence, Sellers shall be responsible for any and all claims and liabilities arising out of or relating to (i) employment by Sellers of the Employees (other than Transferred Employees as provided in Section 4.3.2), (ii) the termination by Sellers of the employment of any such Employee and (iii) the provision of any employee benefits to such Employees (and their beneficiaries and eligible dependents) attributable to their employment with, or their participation in any plans or programs maintained or contributed to by, Sellers or any of their Affiliates, including, but not limited to, benefits and/or liabilities arising on or before the Closing Date under WARN and/or COBRA which are or may become payable in connection with the consummation of the Contemplated Transaction. By way of amplification of the definition of “Excluded Liabilities,” the Sellers shall remain responsible for the payment of all benefits accrued or claims incurred under the terms of the Sellers’ or their Affiliates’ Plans (as defined by Section 6.18 below) with respect to any employee, former employee or director of Sellers and their Affiliates, including each Transferred Employee. Buyer shall not at any time assume any liability for the benefits of an active, inactive or terminated, vested or retired participant in any of the Sellers’ or its Affiliates’ Plans.

The terms of Sections 4.3 and 4.4 are an agreement between the Sellers and the Buyer only. Nothing in Sections 4.3 or 4.4, whether express or implied, confers upon any employee of Sellers or Buyer, any Transferred Employee or any other Person any rights or remedies, including, but not limited to, (A) any right of employment or recall, (B) any right to continued employment for any specified period, or (C) any right to claim any particular compensation, benefit or aggregate of the benefits, of any kind or nature whatsoever, as a result of Sections 4.3 and 4.4.

4.5  Employment Taxes.

4.5.1  For tax purposes only, Sellers and Buyer will (i) treat Buyer as a “successor employer” and Sellers as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b) (1) of the Code, with respect to Transferred Employees who are employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act (“FICA”) or the United States Federal Insurance Contributions Act (“FUTA”) and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

4.5.2  At the request of Buyer with respect to any particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, Sellers and Buyer will (i) treat Buyer as a successor employer and Sellers as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferred Employees who are employed by Buyer and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferred Employee for the calendar year within which the Closing Date occurs.

ARTICLE V

CLOSING

5.1  Deliveries by Sellers. At the Closing, Sellers shall execute and deliver the following instruments:

5.1.1  Certified resolutions of Sellers approving this Agreement and the Ancillary Agreements and all documents and instruments incident thereto;

5.1.2  Duly executed certificates of Sellers as set forth in Sections 10.3 and 10.4 below;

5.1.3  A duly executed bill of sale in a form reasonably acceptable to Buyer and Sellers (the “Bill of Sale”);

5.1.4  A duly executed counterpart of assignment and assumption agreement in a form reasonably acceptable to Buyer and Sellers (the “Assignment and Assumption Agreement”), together with all consents of third parties that are required to make each such assignment effective as to such third parties;

5.1.5  A duly executed counterpart of the Escrow Agreement;

5.1.6  Certificates of title to all vehicles included in the Purchased Assets with assignments to Buyer;

5.1.7  Appropriate assignments and transfer documents for the Intellectual Property described on Schedule 2.1.6;

5.1.8  A duly executed counterpart of the Supply Letter Agreement;

5.1.9  Duly executed counterparts of the Real Property Leases;

5.1.10  Appropriate lien releases for all liens and encumbrances on the Purchased Assets, duly executed by Sellers’ lenders or other creditors; and

5.1.11  Such additional instruments of conveyance and transfer as Buyer may reasonably require in order to more effectively vest in it, and put it in possession of, the Purchased Assets in accordance with the provisions of this Agreement.

5.2  Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Sellers:

5.2.1  The Closing Date Cash Consideration, payable in the manner described in Section 3.1;

5.2.2  A duly executed counterpart of the Assignment and Assumption Agreement;

5.2.3  Duly executed certificates of Buyer as set forth in Sections 11.3 and 11.4 below;

5.2.4  A duly executed counterpart of the Escrow Agreement;

5.2.5  A duly executed counterpart of the Supply Letter Agreement;

5.2.6  Duly executed counterparts of the Real Estate Leases; and

5.2.7  Such additional instruments of conveyance and transfer as Sellers may reasonably require in order to more effectively vest in Buyer, and put Buyer in possession of, the Purchased Assets.

5.3  Escrow Fund Delivery. At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent.

5.4  Delivery of Possession. Prior to the Closing Date, Sellers shall take such actions as may be necessary or appropriate so that on the Closing Date, Buyer shall be placed in actual possession and control of all of the Purchased Assets.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE SHAREHOLDERS

Sellers jointly and severally make the following representations and warranties to Buyer, except as otherwise set forth in written disclosure schedules (the “Schedules”) delivered to Buyer on or prior to the date hereof, a copy of which is attached hereto:

6.1  Organization, Good Standing and Power. Each Seller is a legal entity validly existing under the laws of the jurisdiction of its organization and has the requisite organizational power and authority to own or lease and to operate all of its properties and assets and to carry on its business as it is now being conducted and as presently proposed to be conducted. Each Seller is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the character or location of the properties and assets owned, leased or operated by it requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each Seller has the requisite power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Seller pursuant hereto and to perform its obligations hereunder and thereunder.

6.2  Authorization of Agreement and Enforceability. The execution and delivery by each Seller of this Agreement and the other documents and instruments to be executed and delivered by such Seller pursuant hereto and the performance of each Seller’s respective obligations hereunder and thereunder have been duly authorized by all necessary corporate or other action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and constitutes, and when executed and delivered each of the other documents and instruments to be executed and delivered by a Seller pursuant hereto will constitute, a valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms.

6.3  No Violation; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements, and the consummation of the Contemplated Transaction will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the certificate of incorporation, bylaws, certificate of formation, operating agreement or other equivalent organizational document of any Seller, (ii) violate or, except as required by the HSR Act or applicable bulk sales laws, require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which any Seller, the Business or the Purchased Assets are subject, (iii) violate any judgment, order, writ or decree of any court applicable to any Seller, the Business or the Purchased Assets, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Seller is a party or any of the Purchased Assets is bound or (v) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) upon the Purchased Assets, which violation, conflict, breach, default, acceleration or Encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4  Financial Statements. Sellers have delivered to Buyer true and complete copies of (i) the combining balance sheets of SBC and Milso LLC at December 31, 2002, 2003 and 2004 and the related combining statements of operations and shareholders’ equity and members’ capital for the years then ended, reviewed by Margolin, Miner & Evans LLP, certified public accountants; and (ii) the unreviewed combining balance sheets of SBC and Milso LLC at March 31, 2005 and the related combining statements of operations and shareholders’ equity and members’ capital for the interim periods then ended. True and correct copies of such financial statements are attached hereto as Schedule 6.4. The foregoing financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved except as may be noted therein. Such financial statements, including the related notes, fairly present the financial position of the respective entities referred to therein at the dates indicated and the results of operations and cash flows of those entities for the periods indicated. References in this Agreement to the “Balance Sheet” shall mean the combining balance sheets at March 31, 2005 referred to above, and references in this Agreement to the “Balance Sheet Date” shall be deemed to refer to March 31, 2005.

6.5  Accounts Receivable. All Accounts Receivable as set forth on the Balance Sheet (i) arose only in the ordinary course of business consistent with past practice for goods sold and delivered or services performed and (ii) are or will be valid and collectible in full at the recorded amounts thereof (subject to no defenses, setoffs or counterclaims) in the ordinary course of business (without resort to litigation or assignment to a collection agency), net of any allowance for bad debts reflected on the Balance Sheet.

6.6  Inventory. The Inventory as set forth on the Balance Sheet was acquired and maintained in accordance with the regular business practices of the Business and, on the Balance Sheet Date, consisted of new and unused items of a quality and quantity useable or saleable in the ordinary course of business consistent with past practice. Raw materials reflected on the Balance Sheet were valued at purchase costs, and work in progress and finished goods reflected on the Balance Sheet were valued at the lower of cost or market value.

6.7  Absence of Certain Changes or Events. Except in respect of periods after the date of this Agreement for actions required or expressly permitted under this Agreement, since the Balance Sheet Date, in its conduct of the Business, Sellers have not:

6.7.1  amended in any material respect or terminated any Assumed Contract other than in the ordinary course of the Business consistent with past practice;

6.7.2  incurred any damage or destruction by fire, storm, or similar casualty, whether or not covered by insurance, except as would not reasonably be expected to result in a Material Adverse Effect;

6.7.3  waived or released any rights with respect to the Purchased Assets or the Business, except as would not reasonably be expected to result in a Material Adverse Effect;

6.7.4  transferred or granted any rights to any Proprietary Rights, except as would not reasonably be expected to result in a Material Adverse Effect;

6.7.5  entered into any transaction or made any commitments (for capital expenditures or otherwise) other than in the ordinary course of the Business consistent with past practice;

6.7.6  changed their methods of accounting in respect of the Business other than as required by GAAP or Applicable Law;

6.7.7  increased the compensation of Employees, except following normal review procedures or as reasonably deemed necessary in the ordinary course of the Business consistent with past practice; or

6.7.8  except for changes required or expressly permitted pursuant to this Agreement or associated with the announcement or implementation of the transactions provided for in this Agreement and except as would not reasonably be expected to result in a Material Adverse Effect, altered their customary course of dealing with suppliers or customers of the Business.

6.8  Title to Properties; Absence of Liens and Encumbrances. Sellers have the power and right to sell, assign, transfer and deliver, as the case may be, to Buyer the Purchased Assets and, at the Closing, Buyer will acquire all of each Seller’s right, title and interest in, to and under all of the Purchased Assets (or in the case of any leased or licensed Purchased Asset, each Seller’s rights under such leases or licenses), in each case free and clear of any and all Encumbrances other than Permitted Encumbrances.

6.9  Proprietary Rights.

6.9.1  Schedule 2.1.6 sets forth a correct and complete list of all patents, logos, trademarks, trade names, service marks and applications or registrations therefor used in and material to the Business, and Schedule 6.9 sets forth a correct list of all other inventions, intellectual property and trade secret assets used in and material to the Business (collectively, the “Proprietary Rights”).

6.9.2  Seller owns or possesses adequate licenses or other valid right to use all the Proprietary Rights. The Proprietary Rights included in the Purchased Assets constitute all such rights necessary to conduct the Business in accordance with past practice and are being conveyed to Buyer together with the other Purchased Assets. To the Knowledge of the Sellers, the validity of the Proprietary Rights and the rights therein of Sellers have not been questioned in any litigation to which either Seller is a party, nor has any such litigation been threatened. To the Knowledge of the Sellers, the conduct of the Business does not materially conflict with patent rights, licenses, trademark rights, trade name rights, copyrights or other intellectual property rights of others.

6.9.3  Seller has no Knowledge of any material infringement of any Proprietary Rights owned or licensed by Seller. No present or former director, officer, employee or consultant of Seller or any Affiliate of Seller has any ownership interest in any of the Proprietary Rights.

6.9.4  All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Proprietary Rights on behalf of Sellers either (1) have been party to a “work-for-hire” arrangement or agreement with the Seller, in accordance with applicable federal and state law, that has accorded a Seller full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (2) have executed appropriate instruments of assignment in favor of a Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

6.10  Contracts and Commitments. Other than Contracts that may be entered into following the date hereof without a breach of this Agreement, no Seller is, with respect to the Purchased Assets or the Business, a party to any written or oral:

6.10.1  agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by another party, involving in any one case $75,000 or more;

6.10.2  agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $75,000 or more;

6.10.3  agreement, contract or commitment continuing over a period of more than six months from the date hereof that exceeds $75,000 in value;

6.10.4  representative, sales agency, dealer or distributor agreement, contract or commitment;

6.10.5  note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including without limitation loans to or from employees) or guarantee, pledge or undertaking of the indebtedness of any other Person;

6.10.6  agreement, contract or commitment for any charitable or political contribution;

6.10.7  agreement, contract or commitment limiting or restraining Seller or any successor or assign from engaging or competing in any lines of business with any Person;

6.10.8  license, franchise, distributorship or other agreement, including those that relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Business; or

6.10.9  any other material agreement, contract or commitment not made in the ordinary course of business.

Except for those that have terminated in accordance with their terms or have been terminated without a breach of this Agreement, each of the agreements, contracts, commitments, leases and other instruments, documents and undertakings listed on Schedule 2.1.2A is in full force and effect and constitute valid and binding agreements of the Sellers party thereto, enforceable in accordance with their respective terms against such Seller, and to the Knowledge of Sellers, the other parties thereto. No consent or approval of any party to any agreement, contract, commitment, lease or other instrument, document or undertaking listed on Schedule 2.1.2A is required for the execution of this Agreement or the consummation of the Contemplated Transaction. No Seller or, to the Knowledge of Sellers, any other party to any agreement, contract, commitment lease or other instrument, document or undertaking listed on Schedule 2.1.2A is in violation or breach of, or in default under, nor has there occurred any other event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any of the same, except in any case referred to in this sentence as would not reasonably be expected to have a Material Adverse Effect.

6.11  Permits, Licenses. Seller has all material permits, licenses, registrations, orders and approvals of federal, state or local government or regulatory bodies that are required to operate the Business (including without limitation those required under any Environmental Law) (collectively, the “Permits”) and Seller is in compliance with the material terms and conditions of the Permits, except as would not reasonably be expected to have a Material Adverse Effect. Schedule 2.1.4 hereto sets forth a correct and complete list of all material Permits, each one of which is in full force and effect. To Sellers’ Knowledge, no suspension or cancellation of any of the Permits has been threatened and no cause exists for such suspension or cancellation. Any Permits that cannot be transferred are identified as such on Schedule 2.1.4 hereto.

6.12  Compliance with Laws. Seller has at all times conducted, and is presently conducting, the Business so as to comply with all laws, ordinances and regulations applicable to the conduct or operation of the Business or the ownership or use of the Purchased Assets, in each case except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 6.12 does not apply to environmental matters, employee benefits and ERISA-related matters, labor law matters or tax matters, which are covered exclusively by, respectively, Sections 6.23, 6.18, 6.17 and 6.33.

6.13  Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or to the Knowledge of Sellers threatened against the Business or any of the Purchased Assets, or relating to the Contemplated Transaction that would reasonably be expected to have a Material Adverse Effect. No Seller is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental, regulatory or administrative official, body or authority that relates to the Purchased Assets or the Business or that might affect the Contemplated Transaction and that reasonably would be expected to have a Material Adverse Effect.

6.14  Absence of Undisclosed Liabilities. Sellers have no liabilities or obligations (as defined in Section 4.1) relating to the Business and that will be Assumed Liabilities except (i) those liabilities and obligations set forth on the Balance Sheet and not subsequently paid or discharged; (ii) those liabilities and obligations arising in the ordinary course of business consistent with past practice under any agreement, contract or commitment specifically disclosed on Schedule 2.1.2A hereto; and (iii) those liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

6.15  Books and Records. All material books of account and other financial records of Sellers relating to the Business (the “Books and Records”) are complete and correct in all material respects and have been made available to Buyer.

6.16  Employees. Schedule 6.16 sets forth a true and correct list of all individuals employed by Sellers in the conduct of the Business and their present position, rate of compensation and incentive pay, date of hire and current employment status.

6.17  Labor Matters, etc. No Seller is a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by a Seller. Since December 31, 2004 there has not occurred or, to the Knowledge of Sellers, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed by a Seller. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no trade union representation petition pending with respect to the Transferred Employees. Seller has complied with all provisions of Applicable Law pertaining to the employment of the Transferred Employees, including, without limitation, all such laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a material liability or obligation on the part of Buyer, and has not had or resulted in, and will not have or result in, a Material Adverse Effect.

6.18  Employee Benefit Plans and Related Matters.

6.18.1  Employee Benefit Plans. Schedule 6.18 sets forth a true and complete list of each “employee benefit plan” as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee or former employee employed or formerly employed by Seller or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the “Employees”) or under which any Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by Seller or any other trade or business, whether or not incorporated, which, together with Seller is or would have been at any date of determination occurring within the preceding six years treated as a single employer under Section 414 of the Code (such other trades and business collectively, the “Related Persons”), or to which Seller or any Related Person contributes or is or has been obligated or required to contribute or with respect to which Seller may have any liability or obligation (collectively, the “Plans”). With respect to each such Plan, Seller has provided Buyer complete and correct copies of: all written Plans; descriptions of all unwritten Plans; the most recent Forms 5500 and all schedules thereto; the most recent IRS determination letter; current summary plan descriptions; statements or other communications regarding withdrawal or other multiemployer plan liabilities, if any; and all amendments and modifications to any such document.

6.18.2  Qualification. Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and nothing to the Knowledge of Sellers has occurred since the date of such determination letter that could adversely affect such qualification or tax-exempt status.

6.18.3  Compliance; Liability.

(i)  No liability has been or is expected to be incurred by Seller or any Related Person (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans that could, following the Closing, become a liability of Buyer or of any employee benefit plan established or contributed to by Buyer and, to the best knowledge of Seller after due inquiry, no event, transaction or condition has occurred or exists that could result in any such liability to Seller or, following the Closing, Buyer.

(ii)  To the Knowledge of Sellers, each of the Plans has been operated and administered in all respects in compliance with all Applicable Laws, except for any failure so to comply that, individually or together with all other such failures, has not and will not result in a material liability or obligation on the part of Seller, or, following the Closing, Buyer, and has not had or resulted in, and will not have or result in, a Material Adverse Effect.

(iii)  No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(iv)  No Transferred Employee is or may become entitled to post-employment benefits of any kind by reason of employment by Seller, including, without limitation, death or medical benefits (whether or not insured), other than (a) coverage provided pursuant to the terms of any Plan specifically identified as providing such coverage in Schedule 6.18 or mandated by section 4980B of the Code, (b) retirement benefits payable under any Plan qualified under section 401(a) of the Code or (c) deferred compensation accrued as a liability on the Balance Sheets or incurred after December 31, 2003 in the ordinary course of business consistent with the prior practice of Seller, pursuant to the terms of a Plan.

6.19  No Finder. With the exception of fees payable to UBS Investment Bank which will be paid by Sellers, no Seller has taken any action that would give to any Person a right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.

6.20  Interest in Business. Seller has not granted, and there is not outstanding, any option, right, agreement or other obligation pursuant to which any Person could claim a right to acquire in any way all or any part of, or interest in, the Business or the Purchased Assets.

6.21  Condition of Assets. All tangible assets and properties which are part of the Purchased Assets are in good operating condition and repair and are usable in the ordinary course of the Business consistent with past practice and conform in all material respects to all applicable laws and regulations relating to their construction, use and operation.

6.22  Affiliate Transactions; Loans. Schedule 6.22 hereto sets forth a summary of all purchases of goods or services by Affiliates of Seller for the three years ended December 31, 2004, 2003 and 2002. Except as set forth in Schedule 6.22 hereto, Seller and its Affiliates provide no services or products to the Business. All amounts due and owing to the Sellers from Shareholders or Affiliates have been or will be satisfied or released prior to Closing.

6.23  Environmental Matters.

6.23.1  Permits. All Environmental Permits are identified in Schedule 6.23.1, and Sellers currently hold such Environmental Permits as are necessary to conduct the Business. No Seller has been notified by any relevant Governmental Authority that any material Environmental Permit will be modified, suspended, cancelled or revoked, or cannot be renewed in the ordinary course of business without any material change in any of the terms or conditions.

6.23.2  No Violations; Releases. Sellers have complied and are in compliance in all material respects with all Environmental Permits and all applicable Environmental Laws. To the Knowledge of Sellers, during the last five years there has not been a Release to the Environment of any Hazardous Substance at, upon, in, from or under (i) any of the real property subject to the Assumed Real Property Leases or the Real Property Leases or (ii) at any location to or from which a Seller has transported or arranged for the transportation of Hazardous Substances.

6.23.3  Other.

(i)  To Sellers’ Knowledge, none of the current or past operations, or any by-product thereof, and none of the currently or formerly owned property or assets of Seller, including without limitation the Assets and the Real Property, is related to or subject to any investigation or evaluation by any Governmental Authority, as to whether any Remedial Action is needed to respond to a Release or threatened Release of any Hazardous Substances.

(ii)  No Seller is subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which Buyer will be required by reason of the completion of the Contemplated Transaction to incur any Environmental Liabilities and Costs arising from the Release or threatened Release of a Hazardous Substance.

(iii)  No Seller has transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to the Purchased Assets or the Real Property to any location that is, listed or proposed for listing under CERCLA, or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or Remedial Action.

(iv)  No work, repair, construction or capital expenditure is required or planned in respect of the Real Property pursuant to or to comply with any Environmental Law, nor has either Seller received any notice from any Governmental Authority of any such requirement, except for such work, repair, construction or capital expenditure as is not material to the ordinary course of business.

(v)  There are no Hazardous Substances or underground storage tanks in, on, or under any real property owned or leased by the Sellers as of the date hereof, except those that are in compliance with all applicable Environmental Laws and Environmental Permits.

(vi)  To the Knowledge of the Sellers, there has been no Release of Hazardous Substances for which Sellers could have any liability under any applicable Environmental Law at any of the Real Property.

6.23.4  Full Disclosure. Sellers have disclosed and made available to Buyer all studies, analyses and test results in the possession, custody or control of Sellers relating to (i) the environmental conditions on, under or about the Real Property, and (ii) Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by Seller or any other Person at any time on any Real Property.

6.24  Sufficiency of Assets. Except for the Excluded Assets, the Purchased Assets constitute all assets that are owned, leased or licensed by Sellers and primarily used or held for use in the Business as currently conducted.

6.25  Territorial Restrictions. No Seller is restricted by any written agreement or understanding with any other Person from carrying on its business anywhere in the world. Buyer, solely as a result of its purchase of the Purchased Assets from Seller pursuant hereto and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.

6.26  Leased Property. Schedule 6.26 contains a complete and correct list of (i)(A) all real property owned by Sellers or Shareholders or any of their Affiliates which is leased to the Business or is used or useful to the Business and (B) each other lease for real property which is leased in connection with the Business, and in the case of each of (A) and (B) above setting forth the address, landlord, tenant and rental rate for each such lease and (ii) each of the Other Leases, setting forth the address, landlord, tenant and rental rate for each Other Lease. All written and oral leases described in subsections (i)(A) and (B) above are referred to herein as “Leases” and the property with respect thereto is referred to herein as “Leased Property.” Sellers have made available to Buyer true and complete copies of all of the Leases and Other Leases. Sellers enjoy peaceful and undisturbed possession under their respective Leases for the Leased Property. There are no eminent domain or other similar proceedings pending or, to the Knowledge of Sellers, threatened affecting any portion of the Brooklyn Properties or the Richmond, Indiana manufacturing facility. To the Knowledge of Sellers, there are no eminent domain or other similar proceedings pending or threatened affecting any material portion of the Leased Property.

6.27  Suppliers; Raw Materials. Schedule 6.27 sets forth (a) the names and addresses of all suppliers (including without limitation Sellers and any Affiliates thereof) from which Sellers ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $500,000 or more during the twelve-month period ended December 31, 2004 and (b) the amount for which each such supplier invoiced Seller during such period. Sellers have not received any notice nor do they have any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to Sellers, subject to general and customary price increases. To Knowledge of Sellers, no supplier of Sellers described in clause (a) of the first sentence of this Section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Contemplated Transaction. Each contract, agreement or arrangement with a supplier with an aggregate purchase requirement of $500,000 or more during a twelve-month period is terminable, without penalty or cancellation charge, on no more than sixty (60) days notice.

6.28  Customers. Schedule 6.28 sets forth (a) the names and addresses of all customers of Sellers that ordered goods and services from Sellers with an aggregate value for each such customer of $100,000 or more during the twelve-month period ended December 31, 2004 and (b) the amount for which each such customer was invoiced during such period. Sellers have not received any notice nor do they have any reason to believe that any significant customer of Sellers (i) has ceased, or will cease, to use the products, goods or services of Sellers, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of Sellers or (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of Sellers, including in each case after the consummation of the transactions contemplated hereby. To the Knowledge of Sellers, no customer described in clause (a) of the first sentence of this Section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the Contemplated Transaction.

6.29  Product Warranties. Except as set forth in Schedule 6.29 and for warranties under applicable law, (a) there are no warranties express or implied, written or oral, with respect to the Products presently sold in the Business and (b) there are no pending or threatened claims with respect to any such warranty, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

6.30  Absence of Certain Business Practices. No Seller, any officer, employee or agent of Sellers, nor any other person acting on their behalf, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder Sellers (i) which subjected or might have subjected Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect, (iii) which if not continued in the future, might have a Material Adverse Effect or subject Sellers to suit or penalty in any private or governmental litigation or proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (y) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

6.31  Taxes.

6.31.1  Sellers have (or by the Closing will have) duly and timely filed all Tax Returns with respect to Taxes described in the next sentence required to be filed on or before the Closing Date (“Tax Returns”). Sellers have (or by the Closing Date will have) paid all material Taxes that, if unpaid, would become payable by Buyer or chargeable as a lien upon the Purchased Assets (such material Taxes, “Applicable Taxes”). All material Taxes required to be withheld by or on behalf of Seller in connection with amounts paid or owing to any employee, independent contractor, creditor or other party (such material taxes, “Withholding Taxes”) have been withheld, and such withheld taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.

6.31.2  There are no Applicable Taxes or Withholding Taxes asserted in writing, or to the Knowledge of Sellers threatened to be asserted, by any Governmental Authority to be due. No issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Applicable Taxes or Withholding Taxes that have not been paid. No Applicable Taxes or Withholding Taxes are currently under audit by any Governmental Authority.

6.31.3  Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Purchased Assets to Buyer.

6.31.4  There is no litigation or administrative appeal pending or, to the Knowledge of Seller, threatened against or relating to Seller in connection with any Applicable Taxes.

6.32  Thomas Pontone. Buyer has received a true and correct copy of all release and settlement documents related to the equity or other interests held by or for the benefit of Thomas Pontone in any of the Sellers (the “TP Settlement Documents”).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Sellers to enter into this Agreement, Buyer hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Sellers:

7.1  Organization, Good Standing, Power. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted and as presently proposed to be conducted and to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party, to consummate the Contemplated Transaction and to perform all the terms and conditions hereof and thereof to be performed by it.

7.2  Authorization of Agreement and Enforceability. Buyer has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party, the performance by it of all terms and conditions hereof and thereof to be performed by it and the consummation of the Contemplated Transaction. This Agreement constitutes, and the Ancillary Agreements, upon Buyer’s execution and delivery thereof, will constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

7.3  No Violations; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the Contemplated Transaction and the transactions contemplated thereby will not (with or without the giving of notice or the lapse of time, or both) (i) violate any provision of the charter or bylaws of Buyer, (ii) violate, or, except as required by the HSR Act or applicable bulk sales law, require any consent, authorization or approval of, or exemption by, or filing under any provision of any law, statute, rule or regulation to which Buyer is subject, (iii) violate any judgment, order, writ or decree of any court applicable to Buyer, (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any contract, agreement or instrument to which Buyer is a party or any of its assets is bound or (v) result in the creation or imposition of any Encumbrance upon its assets, which violation, conflict, breach, default, acceleration or Encumbrance, or the failure to make or obtain such filing, consent, authorization or approval, with respect to the matters specified in clauses (ii) through (v) could, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer or prevent or delay the consummation of the Contemplated Transaction.

7.4  Legal Proceedings. There is no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or administrative agency or threatened against Buyer or any of Buyer’s properties, assets, operations or businesses that might prevent or delay the consummation of the Contemplated Transaction.

7.5  Availability of Funds. Buyer currently has sufficient immediately available funds and will have at the Closing sufficient immediately available funds to pay the Base Cash Consideration. Buyer will have sufficient immediately available funds to pay the Contingent Consideration Payments at the time such payments may be required to be made.

7.6  No Finder. Buyer has not taken any action which would give to any Person a right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the Contemplated Transaction.

ARTICLE VIII

COVENANTS OF SELLERS PRIOR TO CLOSING DATE

8.1  Required Actions. Between the date of this Agreement and the Closing Date, Sellers and Shareholders covenant that they will, in their conduct of the Business, except as otherwise agreed by Buyer in writing:

8.1.1  Access to Information. Subject to Applicable Laws, give to Buyer and its counsel, accountants, consultants and other representatives, at their sole expense and risk, reasonable access, during normal business hours, to such of the properties, books, accounts, contracts and records of Sellers as are relevant to the Purchased Assets and the Business, and furnish or otherwise make available to Buyer all such information concerning the Purchased Assets and the Business as Buyer may reasonably request, provided, however, that Buyer’s inspection of Sellers’ properties shall not include any environmental sampling of any kind without Sellers’ prior written consent, and provided further that the confidentiality of any data or information so acquired shall be maintained as confidential by Buyer and its representatives in accordance with Section 9.1.1 and the Confidentiality Agreement.

8.1.2  Conduct of Business. Except as set forth on Schedule 8.1.2, or as otherwise contemplated by this Agreement, operate the Business only in the usual, regular and ordinary manner as such Business was conducted prior to the date hereof and, to the extent consistent with such operation, use its commercially reasonable efforts until the Closing Date to (i) preserve and keep intact the Business, (ii) keep available the services of the Key Employees, (iii) preserve its relationships with customers, suppliers and others having material business dealings with a Seller in connection with the Business and (iv) not accelerate the payment of accounts receivable or liquidate inventory other than in the normal and ordinary course of business.

8.1.3  Maintenance of Properties. Maintain the Purchased Assets, whether owned or leased, in good repair, order and condition, in accordance with manufacturers’ instructions and Sellers’ past practices, reasonable wear and tear excepted, other than as would not reasonably be expected to have a Material Adverse Effect.

8.1.4  Maintenance of Books and Records. Maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice.

8.1.5  Compliance with Applicable Law. Comply in all material respects with all Applicable Laws to which the Purchased Assets or the Business are subject, other than as would not reasonably be expected to have a Material Adverse Effect.

8.1.6  Approvals; Consents. Subject to the terms and conditions provided in this Agreement, as promptly as practicable, (i) make all filings and submissions under the HSR Act, (ii) use commercially reasonable efforts to cooperate with Buyer in (x) determining which filings are required to be made prior to the Closing Date with, and which material consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transaction and (y) timely making all such filings and timely seeking all such material consents, approvals, permits or authorizations, and (iii) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things reasonably necessary or appropriate with respect to any Governmental Authority to consummate the Contemplated Transaction as soon as practicable. In connection with the foregoing, to the extent permitted by Applicable Law, Sellers will promptly provide to Buyer, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to all filings and submissions required under this Agreement. Upon the terms and subject to the conditions of this Agreement, Sellers shall use their commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to cause the conditions precedent to the Closing to be satisfied and to cause the Closing to occur on or prior to the Termination Date and to otherwise consummate the Contemplated Transaction in accordance with the terms of this Agreement.

8.1.7  Leased Property Consents. Use commercially reasonable efforts to secure all necessary consents from Sellers’ landlords for the assignment of all Leased Property to Buyer (each, a “Lease Consent”); provided, that Seller shall not be required to incur any material expense or make any material concessions in connection therewith.

8.1.8  Notice of Material Damage. Give to Buyer prompt written notice of any damage by fire or other casualty upon the Purchased Assets or the Business that would reasonably be expected to have a Material Adverse Effect.

8.1.9  Advise of Changes. Give prompt notice to Buyer of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of Sellers contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Sellers shall promptly notify Buyer of any development that occurs before the Closing that would reasonably be expected to have a Material Adverse Effect.

8.1.10  Termination; WARN Act. Terminate the employment of all Transferred Employees as of the Closing Date. With respect to such termination of the Transferred Employees, comply, at its sole cost and expense, with the provisions of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., to the extent applicable to such terminations (but not to any subsequent terminations).

8.1.11  Transaction Fees. All Shareholders and Sellers costs and expenses related to the transaction proposed hereby (including all costs, expenses and fees of UBS Investment, counsel and accountants to the Sellers and the Shareholders) that have not either been paid or accrued as a liability in the Seller financial statements dated March 31, 2005, shall be paid or payable from the Base Cash Consideration and not by the Business.

8.1.12  Union Matters. The Sellers shall keep the Buyer informed concerning any current labor negotiations. This shall include disclosure of the current bid and ask amounts with respect to such union negotiations. The Sellers shall not enter into any new or amended collective bargaining agreement with regard to the Business without the written consent of the Buyer.

8.2  Prohibited Actions. Except as set forth on Schedule 8.2 or as otherwise contemplated by this Agreement, between the date of this Agreement and the Closing Date, in their conduct of the Business, Sellers and Shareholders shall not, except as otherwise agreed by Buyer in writing:

8.2.1  Sale of Purchased Assets. Sell, transfer, assign, lease, encumber or otherwise dispose of any of the Purchased Assets other than in the ordinary course of the Business consistent with past practices;

8.2.2  Business Changes. Change in any material respect the character of the Business;

8.2.3  Incurrence of Material Obligations. Incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement that is not in the ordinary course of the Business consistent with past practices;

8.2.4  Incurrence of Liens. Subject to lien, security interest or any other Encumbrance, other than Permitted Encumbrances or Encumbrances that will be released at or prior to the Closing, any of the Purchased Assets;

8.2.5  Change in Employee Compensation and Benefits. Increase the rate of compensation paid, or pay any bonus, to anyone connected with the Business, except for those increases or bonuses planned, in the ordinary course of business consistent with past practices, or amend, modify, establish or adopt any collective bargaining agreement, pension or profit-sharing plan, deferred compensation agreement or employee benefit arrangement of any kind whatsoever covering or affecting Sellers’ Employees or workforce;

8.2.6  Publicity; Advertisement. Except as required by law, publicize, advertise or announce to any third party, except as required pursuant to this Agreement to obtain the consent of such third party, the entering into of this Agreement, the terms of this Agreement or the Contemplated Transaction;

8.2.7  No Release. Except in the ordinary course of the Business consistent with past practice, cancel, release or relinquish any material debts of or claims against others held by Sellers with respect to the Business or waive any material rights relating to the Business;

8.2.8  No Termination or Modification. Terminate or materially modify any Assumed Contract or other agreement affecting the Business or the Purchased Assets or the operation thereof except in the ordinary course of business; or

8.2.9  Confidentiality. Not publish or disclose and not authorize or permit any of their respective officers, employees, directors, agents or representatives or any third party to publish or disclose any trade secrets, data, business or financial books, records or other information of or pertaining to Buyer, which have been furnished to Sellers or Shareholders by Buyer or to which Sellers or Shareholders, or any of their officers, employees, directors, agents, attorneys or accountants, or any financial institution have had access during any investigation made in connection with this Agreement and which is not otherwise available to Sellers or Shareholders, except as required by law.

8.3  No Merger, Etc. Sellers shall not directly or indirectly, (a) solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to (i) the sale or exchange of Sellers’ capital stock, (ii) the merger of any Seller with, or the direct or indirect disposition of a significant amount of the Purchased Assets or the Business to, any Person other than Buyer or (iii) the licensing of Sellers’ Proprietary Rights to any Person other than in the ordinary course of business consistent with past practice or (b) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. Sellers hereby represent that neither Sellers nor any of their Affiliates is now engaged in discussions or negotiations with any party other than Buyer with respect to any transaction of the kind described in clauses (a)(i) through (a)(iii) of the preceding sentence (a “Proposed Acquisition Transaction”). Sellers agree not to, and to cause each of its Affiliates not to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any of them is a party. Sellers shall immediately notify Buyer (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Proposed Acquisition Transaction.

8.4  TP Settlement Documents. None of the Sellers or the Shareholders shall amend, modify or terminate the TP Settlement Documents, before the Closing, without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

ARTICLE IX

COVENANTS OF BUYER PRIOR TO CLOSING DATE

9.1  Required Actions. Between the date of this Agreement and the Closing Date, Buyer shall, except as otherwise agreed by SBC in writing:

9.1.1  Confidentiality. Not publish or disclose and not authorize or permit any of its officers, employees, directors, agents or representatives or any third party to publish or disclose any trade secrets or other Confidential Information or any data or business or financial books, records or other information of or pertaining to Sellers, which have been furnished to Buyer by Sellers or to which Buyer, or any of its officers, employees, directors, agents, attorneys or accountants, or any financial institution have had access during any investigation made in connection with this Agreement and which is not otherwise available to Buyer, except as required by law;

9.1.2  Advise of Changes. Advise Sellers promptly in writing of any fact that, if known at the Closing Date, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by Buyer of any of its representations, warranties, covenants or agreements hereunder; and

9.1.3  Compliance with Agreement. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

9.1.4  Publicity; Advertisement. Except as required by law, or as provided by this Agreement, not publicize, advertise or announce to any third party the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby.

9.2  Investigation. Prior to the Closing, Buyer shall use reasonable efforts to conduct its investigation of the Business in such a manner as to prevent disruption of relations with the employees, customers and suppliers of Sellers.

9.3  Approvals, Consents. Subject to the terms and conditions provided in this Agreement, as promptly as practicable, Buyer shall (i) make all filings and submissions under the HSR Act, (ii)  use commercially reasonable efforts to cooperate with each other in (x) determining which filings are required to be made prior to the Closing Date with, and which material consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such material consents, approvals, permits or authorizations, and (iii) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things reasonably necessary or appropriate with respect to any Governmental Authority to consummate the Contemplated Transaction as soon as practicable. In connection with the foregoing, Buyer will promptly provide to Sellers, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to all filings and submissions required under this Agreement. Upon the terms and subject to the conditions of this Agreement, Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to cause the conditions precedent to the Closing to be satisfied and to cause the Closing to occur on or prior to the Termination Date and to otherwise consummate the Contemplated Transaction in accordance with the terms of this Agreement.

9.4  Access to Information. From and after the Closing Date, Buyer shall give Sellers and Sellers’ representatives and agents reasonable access during normal business hours to the books and records pertaining to the Excluded Assets and Excluded Liabilities and, to the extent that Sellers retain any liabilities or obligations with respect to such items, the Purchased Assets or Assumed Liabilities. Buyer shall, and shall cause each of it Affiliates to, cooperate with Sellers as may reasonably be requested by Sellers for such purposes.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the fulfillment at or prior to the Closing of each of the following conditions:

10.1  Accuracy of Representations and Warranties. Other than as would not have a Material Adverse Effect, the representations and warranties of Sellers contained in this Agreement (without regard to any materiality or Knowledge qualifier contained in any such representation or warranty) shall have been true on the date hereof and shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for changes permitted or contemplated by this Agreement and except that the representations and warranties that were made as of a specific date need be true and correct only as of such date).

10.2  Performance of Agreement. Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement to the extent required to be performed or complied with by it at or prior to the Closing Date.

10.3  Sellers’ Certificates. Buyer shall have received a certificate from each Seller, dated as of the Closing Date, reasonably satisfactory in form and substance to Buyer and its counsel, certifying as to the matters specified in Section 10.1 and Section 10.2 hereof.

10.4  Secretary’s Certificates. Buyer shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of each Seller with respect to the incumbency and specimen signature of each officer or representative of each Seller executing this Agreement, the certificate referred to in Section 10.3 and the Ancillary Agreements to which each Seller is a party.

10.5  Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the Contemplated Transaction not be consummated as herein provided.

10.6  Actions and Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Buyer, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

10.7  HSR Act Waiting Period. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated.

ARTICLE XI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

The obligations of Sellers are subject to the fulfillment at or prior to the Closing of each of the following conditions:

11.1  Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (without regard to any materiality or knowledge qualifier contained in any such representation or warranty) shall have been true in all material respects on the date hereof and shall be true on and as of the Closing Date in all material respects with the same force and effect as though made on and as of the Closing Date.

11.2  Performance of Agreement. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

11.3  Buyer’s Certificate. Sellers shall have received a certificate from Buyer, dated as of the Closing Date, reasonably satisfactory in form and substance to Sellers and their counsel, certifying as to the fulfillment of all matters specified in Section 11.1 and Section 11.2 hereof. The matters set forth in such certificate shall constitute representations and warranties hereunder.

11.4  Secretary’s Certificate. Sellers shall have received a certificate, dated the Closing Date, of the Secretary or any Assistant Secretary of Buyer with respect to the incumbency and specimen signature of each officer or representative of Buyer executing this Agreement, the certificate referred to in Section 11.3 and the Ancillary Agreements to which Buyer is a party.

11.5  Injunction. On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.

11.6  Actions or Proceedings. All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Sellers, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.

11.7  HSR Act Waiting Period. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated.

ARTICLE XII

OBLIGATIONS AFTER THE CLOSING DATE

12.1  Confidentiality. Sellers and Shareholders hereby covenant and agree that, except as may be required by law, rule or regulation or court order, or as permitted by this Agreement, unless this Agreement is terminated, they will not at any time reveal, divulge or make known to any Person (other than Buyer or its agents or Affiliates) any information that relates to this Agreement, the transactions contemplated hereby or the Business (whether now possessed by Sellers or furnished by Buyer after the Closing Date), including, but not limited to, customer lists or other customer information, trade secrets or formulae, marketing plans or proposals, financial information or any data, written material, records or documents used by or relating to the Business that are of a confidential nature (collectively, the “Confidential Information”).

12.2  Covenant Not to Interfere. Both Sellers and Buyer hereby covenant and agree that, unless this Agreement is terminated, for a period of five (5) years after the Closing Date, they will not, whether for their own account or for the account of any other Person, endeavor to entice away from the other Party any person who is an employee of such Party.

12.3  Noncompetition. For the period beginning on the Closing Date and ending on the fifth anniversary thereof, no Seller or Shareholder will, directly or indirectly, unless acting in accordance with Buyer’s written consent, own, manage, operate, finance or participate in the ownership, management, operation or financing of or permit its name to be used by or in connection with any business or enterprise engaged in the manufacture, processing, marketing, distribution or sale of products comparable to the Products in the United States. Each Seller and Shareholder acknowledges that the provisions of this Section are reasonable and necessary to protect the interests of Buyer, that any violation of this Section will result in an irreparable injury to Buyer and that damages at law would not be reasonable or adequate compensation to Buyer for violation of this Section and that, in addition to any other available remedies, Buyer shall be entitled to have the provisions of this Section specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section. In the event that the provisions of this Section shall ever be deemed to exceed the time, geographic, product or other limitations permitted by applicable law, then the provisions shall be deemed reformed to the maximum extent permitted by applicable law.

12.4  Transition of Employees. From and after the Closing Date, Buyer and Sellers shall reasonably cooperate to ensure an orderly transition of the Transferred Employees.

12.5  Administrative Assistance by Seller. Except as otherwise agreed, Sellers shall provide such accounting, data processing and other support services to Buyer as are reasonably required in connection with the transfer of the Business to Buyer without cost to Buyer. Sellers shall cooperate with Buyer’s auditors in connection with the preparation of any report or filing required in connection with the transactions contemplated hereby, such cooperation to be provided by Sellers at no cost to Buyer.

12.6  Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, Sellers and Buyer will use commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer, or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the transactions contemplated hereby.

12.7  Retention of and Access to Records; Cooperation. For a period of not less than seven years after the Closing Date, Buyer shall preserve and retain the corporate, accounting, legal, auditing and other books and records of the Business (including but not limited to, any governmental or non-governmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of the Business prior to the Closing Date); provided, however, that such seven-year period shall be extended in the event that any action, suit, proceedings or investigation has been commenced or is pending or threatened at the termination of such seven-year period and such extension shall continue until any such action, suit, proceeding or investigation has been settled through judgment or otherwise or is no longer pending or threatened. Notwithstanding the foregoing, Buyer may discard or destroy any of such books and records prior to the end of such seven-year period or period of extension, if applicable, if it has given Sellers 60 days prior written notice of its intent to do so and Sellers have not taken possession of such books and records, at its expense, within such 60-day period. Notwithstanding anything to the contrary in this Section 12.7 or elsewhere in this Agreement, Sellers shall retain all tax records of the Business prepared prior to the Closing Date, for a reasonable period of time based upon the nature of such tax records. Buyer shall provide reasonable access to Sellers to review any records that Buyer retains and to make copies thereof and shall cooperate fully with Sellers (including, without limitation, making available employees to assist Sellers at reasonable rates to be agreed by the Parties) in preparation and documentation of all necessary financial statements, tax returns and reports or the resolution of any tax audits, claims, litigation or disputes concerning Sellers’ tax liabilities or the Assumed Liabilities. In the event Buyer sells or otherwise transfers the Business before the seventh anniversary of the Closing Date, to the extent reasonably obtainable Buyer agrees to include in the documents transferring such Business a provision obligating the new purchaser or transferee to abide by these provisions, in which event Buyer shall be relieved of any obligation hereunder.

12.8  Accounts Receivable Payment. In the event that either Party hereto at any time receives any funds from any third party that are properly payable to the other Party hereto, the Party receiving such funds shall promptly remit such funds to the Party entitled to such funds.

12.9  Use of Business Name. After the Closing, no Seller will, directly or indirectly, do business, or allow any Affiliate to do business, or assist any third party in using or doing business, under the name and mark “Milso” (or any other name confusingly similar to such names and marks). Promptly after Closing Sellers shall change their corporate names to not include “Milso.”

12.10  Operation of Business. After Closing, and in the continued operation of the Business, the Key Employees shall be required to adhere to the internal control standards and codes of conduct as defined by the Sarbanes-Oxley Act of 2002, established regulatory standards and published Matthews’ policies.

12.11  Director Appointments. From and after the Closing Matthews shall cause two Key Employees to be appointed to the York board of directors. Harry Pontone and Scott Pontone shall be appointed to the board of directors pursuant to the foregoing so long as each is employed by York. In the event that either Harry Pontone or Scott Pontone is no longer employed by York, the other shall be entitled to designate the second Key Employee to be appointed to the York board of directors by Matthews pursuant to this Section. If neither Scott Pontone nor Harry Pontone is employed by York, a majority of the remaining Key Employees shall be entitled to designate the two Key Employees to be appointed to the York board of directors by Matthews pursuant to this Section.

ARTICLE XIII

TERMINATION

13.1  Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date:

13.1.1  by written agreement of SBC and Buyer;

13.1.2  by SBC or Buyer, by written notice to the other, if the Closing has not been consummated within sixty days following the date hereof (as may be extended pursuant to this Section 13.1.2, the “Termination Date”); provided, however, that if the Closing has not occurred by such date solely due to the waiting period (or any extension thereof) or approvals under the HSR Act not having expired or been terminated, then such date shall be extended, but in no event to a date later than six months from the date hereof; and provided further, that the right to terminate this Agreement under this Section 13.1.2 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been a primary cause of the failure of the Closing to occur prior to such date;

13.1.3  by Buyer or SBC, by written notice to the other, if there is any law or regulation that makes consummation of the Contemplated Transaction illegal or otherwise prohibited, or if any judgment, injunction, order or decree permanently restraining, prohibiting or enjoining Buyer or Sellers from consummating the Contemplated Transaction is entered and such judgment, injunction, order or decree shall become final;

13.1.4  by Buyer, upon written notice to Sellers, if there shall have been a breach by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Article X, and such breach shall be incapable of being cured prior to the Termination Date or, if capable of being cured prior to the Termination Date, (x) shall not have been cured within 20 days after written notice thereof shall have been received by the Sellers and (y) such Seller shall not have provided Buyer with adequate assurances of such Seller’s ability to remedy such breach on or prior to such 20th day; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 13.1.4 if Buyer is in material breach of any of its representations or warranties contained in this Agreement or has failed in any material respect to perform any of its obligations under this Agreement; or

13.1.5  by SBC, upon written notice to Buyer, if there shall have been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Article XI, and such breach shall be incapable of being cured prior to the Termination Date or, if capable of being cured prior to the Termination Date, (x) shall not have been cured within 20 days after written notice thereof shall have been received by Buyer and (y) Buyer shall not have provided the Sellers with adequate assurances of Buyer’s ability to remedy such breach on or prior to such 20th day; provided, however, that the Sellers shall not have the right to terminate this Agreement under this Section 13.1.5 if any Seller is in material breach of any of its representations or warranties contained in this Agreement or has failed in any material respect to perform any of its obligations under this Agreement.

13.2  Return of Documents. If this Agreement is terminated for any reason pursuant to this Article XIII, each Party shall promptly, and in any event within ten (10) Business Days, return to the other Party all documents and copies thereof which shall have been furnished to it by such other Party or, with the agreement of the other Party, shall destroy all such documents and copies thereof and certify in writing to the other Party any such destruction.

13.3  Effect of Termination. In the event of termination of this Agreement pursuant to Section 13.1, this Agreement shall become null and void and have no effect and no party hereto shall have any liability to the other parties hereto or their respective Affiliates, directors, officers, employees, representatives or shareholders, except (i) that the obligations of the parties to this Agreement contained in Sections 13.3 15.1, 15.2, 15.4 and 15.6 through 15.15 and the Confidentiality Agreement shall continue in full force and effect and (ii) that nothing in this Agreement will relieve any party from liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to such termination (a “Breach”). The Parties acknowledge and agree that any claim for a Breach must be brought within 180 days after this Agreement is validly terminated.

ARTICLE XIV

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

14.1  Survival of Representations and Warranties. All representations and warranties of the Parties shall survive for two (2) years after the Closing Date (the “Indemnity Period”); provided, that any claim that has been duly asserted prior to the termination of such survival period shall survive such period until resolved in accordance with this Article XIV. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely. No investigation made by any Parties hereto (whether prior to, on or after the Closing Date) shall in any way limit the representations and warranties of the other Parties.

14.2  Sellers’ Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Sellers shall indemnify and hold harmless Buyer and Matthews and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, “Buyer Indemnitees”) from and against all liabilities, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Buyer Damages”) asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in Article VI of this Agreement, (ii) the Excluded Liabilities or Excluded Assets, (iii) a breach of any agreement or covenant of any Seller in this Agreement, (iv) any attempt (whether or not successful) by any Person to cause or require Buyer to pay any liability of, or claim against, Sellers of any kind in respect of the operation of the Business prior to the Closing Date, to the extent not specifically assumed or subject to an indemnity by Buyer under the terms of this Agreement, (v) any and all claims made by Thomas Pontone, (vi) all Environmental Liabilities and Costs in any way related to Seller’s operation of the Business before the Closing Date or any environmental conditions in, on, under, from or about the Real Property, the Purchased Assets or other properties or assets owned, leased or used by Sellers, which were created, existed or arose prior to the Closing Date, except to the extent that any such environmental condition was exacerbated by Buyer’s actions after Closing, or which relate to the Excluded Assets, or (vii) any product liability claim with respect to products sold by the Business prior to the Closing.

14.3  Sellers’ and Shareholders’ Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Sellers and Shareholders shall, jointly and severally, indemnify and hold harmless the Buyer Indemnitees from and against all Buyer Damages asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) all Environmental Liabilities and Costs in any way related to Sellers’ operation of the Business or any environmental conditions in, on, under, from or about the following properties: 536 Union Street, 538 Union Street, 540 Union Street, 542 Union Street, 577 Union Street, 495 President Street, 496 President Street, 497 President Street, 499 President Street, 534 Union Street, 586 Sackett Street and 585 Union Street, each in Brooklyn, New York (the “Brooklyn Properties”), which Environmental Liabilities and Costs were created, accrued, existed or arose prior to the Closing Date, and (ii) liability for any Taxes which were created, accrued, existed or arose prior to the Closing Date.

14.4  Limitations on Sellers’ and Shareholders’ Indemnity. Sellers’ obligations to indemnify Buyer Indemnitees pursuant to Section 14.2 hereof, and Sellers’ and Shareholders’ obligation to indemnify Buyer Indemnitee pursuant to Section 14.3 hereof, are subject to the following limitations:

14.4.1  No indemnification shall be made by Sellers or the Shareholders with respect to any claim unless (x) the amount of such claim exceeds $20,000 (any such claim, a “Qualifying Claim”) and (y) the aggregate amount of Buyer Damages under all Qualifying Claims exceeds $500,000 and, in such event, indemnification shall be made by Sellers and the Shareholders only to the extent Buyer Damages exceed $500,000 in the aggregate, it being understood that such amount shall be a “deductible.”

14.4.2  Sellers’ aggregate obligation to indemnify Buyer Indemnitees for all claims made pursuant to Section 14.2 shall not exceed the Escrow Fund and Buyer Indemnitees’ claims with respect thereto shall be made only against, and shall be limited solely to, the Escrow Fund as provided in the Escrow Agreement. This limitation shall not apply to Sellers’ and Shareholders’ obligation to indemnify Buyer Indemnitees for any claims made pursuant to Section 14.3.

14.4.3  The amount of any Buyer Damages shall be reduced by (i) any amount received by a Buyer Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor and (ii) the amount of any tax benefit available to the Buyer or the SBC as a result, directly or indirectly, of the damages. Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with respect to Buyer Damages at any time subsequent to any indemnification provided by Sellers pursuant to this Article XIV, then such Buyer Indemnitee shall promptly reimburse Sellers, for any payment made or expense incurred by Sellers in connection with providing such indemnification up to such amount received by Buyer Indemnitee, but net of any expenses incurred by such Buyer Indemnitee in collecting such amount.

14.4.4  Sellers and the Shareholders shall have no obligation to indemnify or hold harmless any Buyer Indemnitee with respect to any claim asserted under Section 14.2(vi) or otherwise with respect to any Environmental Liabilities and Costs unless Shareholders are given notice asserting a claim before the eighth anniversary of the Closing Date. In no event shall the aggregate liability of the Shareholders under Section 14.3 exceed 100% of Purchase Price.

Sellers shall be obligated to indemnify Buyer Indemnitees under Section 14.2 only for those claims giving rise to Buyer Damages as to which Buyer Indemnitees have given Sellers and Escrow Agent written notice prior to the end of the Indemnity Period (to the extent the Indemnity Period applies to such Buyer Damages). Any written notice delivered by a Buyer Indemnitee to Sellers and Escrow Agent with respect to Buyer Damages shall set forth with as much supporting detail as is reasonably practicable the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

14.5  Buyer’s Agreement to Indemnify. Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless each Seller and their respective directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Seller Damages”) asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) the Assumed Liabilities, (ii) a breach of any representation or warranty contained in Article VII of this Agreement or (iii) a breach of any agreement or covenant of Buyer in this Agreement.

14.6  Limitation on Buyer’s Indemnity. Buyer’s obligation to indemnify Seller Indemnitees pursuant to Section 14.5 hereof is subject to the following limitations:

14.6.1  No indemnification shall be made by Buyer with respect to any such claim unless (x) such claim is a Qualifying Claim and (y) the aggregate amount of Seller Damages under all Qualifying Claims exceeds $500,000 and, in such event, indemnification shall be made by Buyer only to the extent Sellers’ Damages exceed $500,000 in the aggregate, it being understood that such amount shall be a “deductible.”

14.6.2  Buyer’s aggregate obligation to indemnify Seller Indemnitees for all claims made pursuant to Section 14.5 shall not exceed $10 million.

14.6.3  The amount of any Seller Damages shall be reduced by (i) any amount received by a Seller Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefore and (ii) the amount of any tax benefit available to the Seller as a result, directly or indirectly of the damages. Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller Indemnitee receives an amount under insurance coverage or from such other party with respect to Seller Damages at any time subsequent to any indemnification provided by Buyer pursuant to Article XIV, then such Seller Indemnitee shall promptly reimburse Buyer for any payment made or expense incurred by Buyer in connection with providing such indemnification up to such amount received by the Seller Indemnitee, but net of any expenses incurred by such Seller Indemnitee in collecting such amount.

Buyer shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages and to which the Seller Indemnitees have given Buyer written notice thereof prior to the end of the Indemnity Period. Any written notice delivered by a Seller Indemnitee to Buyer with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

14.7  Third Party Indemnification. The obligations of any Indemnifying Party to indemnify any Indemnified Party under this Article XIV with respect to Buyer Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (a “Claim”), will be subject to the following terms and conditions:

14.7.1  Any party against whom any Claim is asserted (the “Indemnified Party”) will give the party required to provide indemnity hereunder the “Indemnifying Party”) written notice of any such Claim promptly after learning of such Claim, and the Indemnifying Party may at its option undertake the defense thereof by representatives of its own choosing. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations under this Section, except to the extent that the Indemnifying Party is materially prejudiced by such failure to give prompt notice. If the Indemnifying Party, within thirty days after notice of any such Claim, fails to assume the defense of such Claim, the Indemnified Party against whom such claim has been made will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

14.7.2  Anything in this Section to the contrary notwithstanding, (i) the Indemnified Party shall not settle a claim for which it is indemnified without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and (ii) the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment for other than monetary damages to be borne by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

14.7.3  If the Indemnifying Party shall not assume the defense of any such claim by a third party, or litigation resulting therefrom, after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate.

14.7.4  If the Indemnifying Party shall not, within thirty (30) days after its receipt of the notice required by Section 14.7 hereof, advise the Indemnified Party that the Indemnifying Party denies the right of the Indemnified Party to indemnity in respect of the claim, then the amount of such claim shall be deemed to be finally determined between the Parties hereto. If the Indemnifying Party shall notify the Indemnified Party that it disputes any claim made by the Indemnified Party, then the Parties hereto shall endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification shall be settled by appropriate litigation, and any liability established by reason of such settlement, compromise or litigation shall be deemed to be finally determined. Any claim that is finally determined in the manner set forth above shall be paid promptly by the Indemnifying Party.

14.8  Payment of Indemnification Obligations. Each Party with indemnity obligations under this Article XIV shall pay promptly to any Party being indemnified the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims and other obligations to which the foregoing provisions of this Article XIV relates.

14.9  Interest on Unpaid Obligations. If all or part of any indemnification obligation under this Agreement is not paid when due, the Party with indemnity obligations under this Article XIV shall pay the Party being indemnified interest on the unpaid amount of such obligation for each day from the date the amount became due until it is paid in full, payable on demand, at the rate equal to the lower of (i) the maximum rate permitted by law or (ii) two percent (2%) per annum plus the “Prime Rate” as published from time to time in The Wall Street Journal.

14.10  Cooperation with Proceedings. The parties hereto agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the defense in connection with any and all proceedings (including, without limitation tax audits) and to promptly provide each other party with any and all notices that may be received by any of them that could reasonably be expected to result in a claim for indemnification under this Article XIV.

14.11  Treatment of Indemnification Payments. All indemnification payments made by Parties under this Article XIV shall be deemed adjustments to the Consideration.

14.12  Exclusive Remedy. Following the Closing, indemnification pursuant to this Article XIV shall be the sole and exclusive remedy for each Party and its respective Affiliates with respect to any and all claims based on any breach of, or inaccuracy in any representation or warranty contained in, this Agreement.

ARTICLE XV

GENERAL

15.1  Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Buyer, Sellers and the Shareholders shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

15.2  Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Buyer and Sellers. Except as may be required by Applicable Law, no Party shall act unilaterally in this regard without the prior written approval of the other Party, such approval not to be unreasonably withheld. It is contemplated that immediately following the execution this Agreement, each of SBC and Buyer will consult with each other regarding the language of and issue a press release or press releases disclosing such action. Thereafter, prior to the Closing, except as otherwise agreed to by the Parties, no Party shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, except as required by Applicable Law, in which case SBC and Buyer will consult with each other prior to the issuance of such a report, statement or press release.

15.3  Waivers. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

15.4  Binding Effect; Benefits. This Agreement shall inure to the benefit of the Parties hereto, and shall be binding upon the Parties hereto and their respective successors and assigns. Except for the express provisions of Article XIV, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

15.5  Bulk Transfers Laws. Buyer hereby waives compliance by Sellers with the provisions of any and all laws relating to bulk transfers in connection with the sale of the Purchased Assets. Sellers covenant and agree to indemnify and save harmless Buyer from and against any and all losses, liability, cost and expense (including reasonable attorney’s fees) arising out of noncompliance with such bulk transfers laws.

15.6  Notices. All notices, requests, demands, elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven days after mailing thereof.

If to Sellers or Shareholders, to:

___________________________

___________________________

___________________________

___________________________

If to Buyer, to:

The York Group, Inc.

Two NorthShore Center

Suite 100

Pittsburgh, PA 15212

Fax No: (412) 995-1690

Attn: Joseph Bartolacci, President

With a copy to:

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219

Fax No: (412) 288-3063

Attn: Pasquale Gentile, Esq.

or to such other address as such Party shall have specified by notice to the other Party hereto.

15.7  Entire Agreement. This Agreement (including all exhibits, schedules and annexes hereto), the Confidentiality Agreement and the instruments and documents to be executed pursuant hereto constitute the entire agreement among the Parties hereto relating to the subject matter of this Agreement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may be amended, supplemented or modified only by a written instrument executed by the Buyer and SBC, or in the case of a waiver, by the Party waiving compliance; provided that SBC may execute a waiver on behalf of all Sellers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

15.8  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

15.9  Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

15.10  Matters of Construction, Interpretation and the Like. The Buyer and the Sellers and the Shareholders have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Buyer and the Sellers and the Shareholders and no presumption or burden of proof shall arise favoring or disfavoring either the Buyer and the Sellers and the Shareholders because of the authorship of any of the provisions of this Agreement. Any reference to any United States Federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (d) the terms “ARTICLE” or “Section” refer to the specified ARTICLE or Section of this Agreement; (e) the term “or” means “and/or”; (f) the term “party” means, on the one hand, the Buyer, on the other hand, the Sellers and the Shareholders, (g) the word “including” means “including without limitation”; and (h) all references to “dollars” or “$” refer to currency of the United States of America. The exhibits and schedules specified in this Agreement are incorporated herein by reference and made a part hereof.

15.11  Governing Law and Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the rules of conflicts of laws of the State of Delaware. Each Seller and Buyer (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in the state or federal courts of Delaware; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process.

15.12  WAIVER OF RIGHT TO TRIAL BY JURY. SELLERS AND BUYER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

15.13  Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable, comes closest to the economic effect and intent of the parties underlying the invalid, illegal or unenforceable provision.

15.14  Successors and Assigns. None of the Sellers, the Shareholders or Buyer shall assign, or otherwise transfer this Agreement or any interest in or obligation under this Agreement to any other Person; provided that Buyer may assign its rights under this Agreement to one or more wholly-owned subsidiaries of Buyer, which assignment shall not relieve Buyer of any of its obligations under this Agreement.

15.15  Shareholders. The persons named below under “Shareholders” are joining in the Agreement solely for the purpose of confirming their agreement to the obligations of the Shareholders described in Sections 3.5, 4.3.1, 8.1, 8.2, 8.4, 12.1, 12.3, 12.8, 14.3, 14.4.4, 15.1 through 15.4 and 15.6 through 15.15.

15.16  Guaranty. Matthews unconditionally and irrevocably guarantees the timely payment and performance of all agreements, covenants, obligations and liabilities of Buyer and Buyer’s Affiliates (and their respective permitted successors and assigns) under this Agreement and under any other agreement entered into pursuant to the provisions hereof to which Buyer or an Affiliate of Buyer and a Seller or an Affiliate of a Seller are parties (the “Guaranty”). The Guaranty is in no way conditioned upon any event or contingency, and shall be binding upon and enforceable against Matthews without regard to the validity or enforceability of this Agreement or any term hereof or any other agreement, or term thereof, entered into pursuant to the provisions hereof to which Buyer or an Affiliate of Buyer and a Seller or an Affiliate of a Seller are parties. The obligations of Matthews under the Guarantee shall be continuing, absolute, unlimited and unconditional, and shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim that Matthews may have against the Sellers or any of their Affiliates, and shall remain in full force and without regard to, and, to the extent permitted by Applicable Laws, shall not be released, discharged or in any way affected by any circumstance or condition (whether or not Matthews shall have any knowledge or notice thereof) whatsoever which might constitute a legal or equitable discharge or defense.

Signatures appear on the following pages

47

NYA 730432.9

NYA 730432.9

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

THE YORK GROUP, INC.

By:

Name:

Title:

MIDNIGHT ACQUISITION CORPORATION.

By:

Name:

Title:

MILSO INDUSTRIES, INC.

By:

Name:

Title:

MILSO INDUSTRIES, LLC

By:

Name:

Title:

SBC HOLDING CORP.

By:

Name:

Title:

MATTHEWS INTERNATIONAL CORPORATION

By:

Name:

Title:

SHAREHOLDERS:

____________________________
HARRY PONTONE

____________________________
LOUIS PONTONE

____________________________
ANDREW PONTONE, SR.

____________________________
ANDREW PONTONE, JR.

____________________________
MICHAEL PONTONE

____________________________
SCOTT PONTONE

_____________________________
STEVEN PONTONE

_____________________________
THOMAS PONTONE

HARRY PONTONE 2005 FAMILY TRUST

By: __________________________
Name: Scott Pontone
Title: Trustee

ANDREW PONTONE GRANTOR TRUST

By: ___________________________
Name: Michael Pontone
Title: Trustee

LOUIS PONTONE 2004 FAMILY TRUST

By: ____________________________
Name: Josephine Pontone
Title: Trustee

By: ____________________________
Name: Thomas J. Pontone
Title: Trustee

MICHAEL PONTONE 2005 FAMILY TRUST

By: _____________________________
Name: Martha Pontone
Title: Trustee